Exhibit 10.7

U.S. $100,000,000

SENIOR SECURED CREDIT AGREEMENT

Dated as of October 28, 2002

Among

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

as the Borrower,

SOCIÉTÉ GÉNÉRALE

as Administrative Agent,

SG COWEN SECURITIES CORPORATION

as Lead Arranger and Book Runner,

LEHMAN BROTHERS, INC.

as Syndication Agent,

SALOMON SMITH BARNEY INC.

as Documentation Agent,

and

THE LENDERS NAMED HEREIN

as the Lenders

EXHIBITS:
Exhibit A-1	-	Form of Revolving Note
Exhibit A-2	-	Form of Term Note
Exhibit B	-	Form of Adjustment Report
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Environmental Indemnity
Exhibit F	-	Form of Guaranty
Exhibit G	-	Form of Notice of Borrowing
Exhibit H	-	Form of Notice of Conversion or Continuation
Exhibit I	-	Form of Pledge Agreement
SCHEDULES:

Schedule 1.01(a)	-	Commitments
Schedule 1.01(b)	-	Initial Properties and Investment Amount
Schedule 1.01(c)	-	Approved Franchisors
Schedule 1.01(d)	-	Non-Pledged Ownership Interests
Schedule 1.01(e)	-	Guarantors
Schedule 4.01	-	Subsidiaries
Schedule 4.08	-	Litigation
Schedule 4.16	-	Environmental Condition
Schedule 4.17	-	Legal Requirements; Zoning; Utilities; Access
Schedule 4.18(a)	-	Existing Indebtedness
Schedule 4.20(a)	-	Approved Participating Leases
Schedule 4.20(b)	-	Ground Leases
Schedule 4.21	-	Franchise Agreements
Schedule 4.22	-	Management Agreements
Schedule 5.07	-	Insurance

SENIOR SECURED CREDIT AGREEMENT

     SENIOR SECURED CREDIT AGREEMENT, dated as of October 28, 2002 (the “Closing Date”) is among MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, as the Borrower; SOCIÉTÉ GÉNÉRALE, as the Administrative Agent and the Issuing Bank; SG COWEN SECURITIES CORPORATION, as Lead Arranger and Book Runner; LEHMAN BROTHERS, INC., as Syndication Agent; SALOMON SMITH BARNEY INC., as Documentation Agent; and the Lenders.

PRELIMINARY STATEMENTS:

     WHEREAS, the Borrower desires that the Lenders extend certain credit facilities, the proceeds of which will be used for the purposes set forth in Section 4.08;

     WHEREAS, the Lenders have agreed to extend such credit facilities as more specifically described in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing recitals and the provisions contained in this Agreement, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

     Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     “Acceptable Lien” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders, (b) is superior to all other security interests, (c) secures the Obligations and (d) is perfected and enforceable against all Persons in preference to any rights of any Person in the property encumbered thereby; provided that the Lien on any Ownership Interests in an Unconsolidated Entity may be subordinate to the Liens securing any Indebtedness of such Unconsolidated Entity.

     “Accession Agreement” means an Accession Agreement in the form attached respectively to the Guaranty, Environmental Indemnity and Pledge Agreement as Annex 1 thereto, which agreement causes the Person executing and delivering the same to the Administrative Agent to become a party to the Guaranty, Environmental Indemnity and Pledge Agreement.

     “Adjusted EBITDA” means, for any Person or Hotel Property, as applicable, for any period, the EBITDA of such Person or Hotel Property, as applicable, for such period less the aggregate FF&E Reserves for such period in respect of, as applicable, each Hotel Property owned by such Person or its Subsidiaries (whether located on land owned by or land leased to such owner of the Hotel Property) or such Hotel Property.

     “Adjusted Net Worth” means, for the Parent as of any date, the sum of (a) the Parent’s Net Worth on such date plus (b) the minority interest reflected as a liability on the Parent’s balance sheet on such date determined in accordance with GAAP (excluding that portion of the minority interest attributable to Ownership Interests in any Subsidiary of the Borrower which is not a Guarantor).

     “Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus one-half of one percent (.50%).

     “Adjusted Base Rate Advance” means an Advance which bears interest as provided in Section 2.06(a).

     “Adjusted Total Assets” has the meaning given such term in the Senior Note Indenture — $200,000,000 9 1/8% Senior Notes as in effect on the Closing Date.

     “Adjustment Event” has the meaning set forth in Section 2.14(b).

     “Adjustment Report” means a certificate of the Borrower in substantially the form of the attached Exhibit B.

     “Administrative Agent” means Société Générale in its capacity as Administrative Agent for the Lenders pursuant to Article IX and any successor Administrative Agent appointed pursuant to Section 9.06.

     “Advance” means a Revolving Advance or a Term Advance.

     “Affected Lender” has the meaning set forth in Section 2.15(a).

     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

     “Agreement” has the meaning given such term in the initial paragraph of this agreement.

     “Applicable Lending Office” means, with respect to each Lender, (a) in the case of an Adjusted Base Rate Advance, such Lender’s Domestic Lending Office, (b) in the case of all Eurodollar Rate Advances, such Lender’s Eurodollar Lending Office, and (c) in the case of any other notice or request under the Credit Documents, the office of such Lender specified as its “Credit Contact” in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

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     “Applicable Margin” means, (a) with respect to any Class of Advance at any date, the applicable percentage per annum set forth below based upon the Status then in effect under the column for such Type and Class of Advance, (b) with respect to the letter of credit fee payable under Section 2.03(b) at any date, the applicable percentage per annum set forth below based upon the Status then in effect under the column for Revolving Advances which are Eurodollar Rate Advances and (c) with respect to the commitment fee payable under Section 2.03(a) at any date, the applicable percentage per annum set forth below under the column “Unused Commitment Fee,” based upon the Status then in effect.

	Revolving Advances		Term Advances

	Adjusted Base Rate	Eurodollar Rate	Adjusted Base Rate	Eurodollar Rate	Unused Commitment
	Advances	Advances	Advances	Advances	Fee

Level I Status	1.625%	2.625%	2.125%	3.125%	.90%
Level II Status	1.875%	2.875%	2.375%	3.375%	.90%
Level III Status	2.125%	3.125%	2.625%	3.625%	.90%
Level IV Status	2.375%	3.375%	2.875%	3.875%	.90%
Level V Status	2.625%	3.625%	3.125%	4.125%	.90%
Level VI Status	2.875%	3.875%	3.375%	4.375%	.90%

     “Approved Franchisor” means those certain franchisors listed on Schedule 1.01(c) attached hereto, or any other reputable, nationally known, third party franchisor or licensor of a Hotel Property approved by the Administrative Agent in writing.

     “Approved Fund” means any fund that invests in commercial loans which is advised or managed by an investment advisor which has total assets under management in excess of $250,000,000.

     “Approved Management Agreement” means a management agreement (a) in (i) substantially the form of those management agreements existing as of the Closing Date, between a direct or indirect TRS of the Borrower and an Approved Operator, (ii) a form otherwise customary in the Hospitality/Leisure-Related Business, or (iii) such other form as is approved by the Administrative Agent in writing (which approval shall not be unreasonably withheld) and (b) either subject to the terms of the Approved Master Amendment or subject to terms otherwise customary in the Hospitality/Leisure-Related Business.

     “Approved Master Amendment” means the Master Amendment to Hotel Management Agreement dated as of even date as the initial Approved Management Agreements, substantially in the form provided to the Administrative Agent and the Lenders, by and between the initial direct or indirect TRSs of the Borrower and the initial Approved Operators party to the initial

Approved Management Agreements, as amended as permitted in this Agreement, including executing an additional Master Amendment to Master Agreements with respect to Hotel Properties which act as security for Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness permitted pursuant to this Agreement.

     “Approved Operator” means OPCO, OPCO OP, any Approved Franchisor, any of the foregoing Person’s respective Affiliates and any future manager or operator for a Hotel Property approved by the Administrative Agent in writing.

     “Approved Other Country” means each of the following countries: Canada, Mexico, United Kingdom, France, Germany, Spain, Belgium, The Netherlands, Luxembourg, Italy, Portugal, Austria, Switzerland, Norway, Sweden, Denmark, U. S. Virgin Islands, British Virgin Islands, Bahamas, Puerto Rico, and Japan.

     “Approved Participating Lease” means (a) a participating lease with an Approved Operator, as lessee, in substantially the form of those participating leases existing as of the Closing Date, (b) a participating lease with a direct or indirect TRS of the Borrower, as lessee, in substantially the form of the participating leases as of the Closing Date, or (c) such other form as is approved by the Administrative Agent in writing (which approval shall not be unreasonably withheld).

     “Asset Disposition” means (a) any sale or lease (in which the Borrower or a Guarantor is lessor but exclusive of the Approved Participating Leases) of all or substantially all of a Hotel Property, or conveyance, exchange, transfer, or assignment of any other Investment or Non-Replaced Property by the Borrower or a Guarantor to a Person other than the Borrower or a Guarantor; and (b) any loss, casualty or condemnation of a Hotel Property owned by the Borrower or any Guarantor.

     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit C.

     “Borrower” means MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership.

     “Borrowing” means a Revolving Borrowing or a Term Borrowing.

     “Business Day” means (a) with respect to Adjusted Base Rate Advances, a day of the year on which banks are not required or authorized to close in New York, New York, and (b) with respect to Eurodollar Rate Advances or Pound Rate Advances, a day of the year on which banks are not required or authorized to close in New York, New York or London, England.

     “Capital Expenditure” means any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, Real Property or equipment which in accordance with GAAP would be capitalized in the fixed asset accounts of such Person making such expenditure, including, without limitation, amounts paid or payable for such purpose under any conditional sale or other title retention agreement or under any Capital Lease, but excluding repairs of

Property in the normal and ordinary course of business in keeping with the past practices of the Borrower.

     “Capital Lease” means, for any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

     “Capitalization Event” means any sale or issuance by the Parent or any of its Subsidiaries of equity securities except for the issuance of the Borrower’s limited partnership interests in accordance with the provisions of Section 6.05.

     “Capitalized Lease Obligations” means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

     “Cash Collateral Account” means a special cash collateral account containing cash deposited pursuant to the terms of this Agreement to be maintained at the Administrative Agent’s office in accordance with Section 8.04.

     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

     “Change in Control” means for any Person a change in ownership or control of such Person effected through either of the following transactions:

     (a)  any Person or related group of Persons (other than such Person or an Affiliate of such Person) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing more than thirty-five percent (35%) of the total combined voting power of such Person’s outstanding securities; or

     (b)  there is a change in the composition of such Person’s Board of Directors over a period of thirty-six (36) consecutive months (or less) such that a majority of Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

     “Class” has the meaning set forth in Section 1.04.

     “Closing Date” has the meaning set forth in the initial paragraph of this agreement.

     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

     “Collateral” means the Ownership Interests of all existing and future Material Subsidiaries and Material Unconsolidated Entities of the Parent and the Borrower except for the Ownership Interests in Permitted Other Subsidiaries (the Ownership Interests required to be Collateral pursuant to this definition being referred to herein as the “Ownership Interests Collateral”), and any other collateral described in the Pledge Agreement; provided that the pledge of such Property is not prohibited by the terms of (i) joint venture agreements, organizational documents and other contractual arrangements to which the Borrower or a Subsidiary is a party and which are in effect on the Closing Date, in each case as approved by the Administrative Agent; (ii) with respect to any Ownership Interests in or Property of a Permitted Other Subsidiary, the loan documentation for any Permitted Other Indebtedness incurred by such Permitted Other Subsidiary; and (iii) with respect to any Ownership Interests in an Unconsolidated Entity, the loan documentation for Indebtedness incurred by such Unconsolidated Entity or joint venture agreements or other contractual arrangements for such Unconsolidated Entity. The Ownership Interests which cannot be pledged as of the date of this Agreement or are not required by the terms of this Agreement to be pledged are those certain Ownership Interests designated in Schedule 1.01(d) as Non-Pledged.

     “Commitments” means, as to any Lender, its Revolving Commitment.

     “Compliance Certificate” means a certificate of the Borrower in substantially the form of the attached Exhibit D.

     “Consolidated” refers, with respect to any Person, to the consolidation of the accounts of such Person with such Person’s Subsidiaries in accordance with GAAP.

     “Control Percentage” means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the Board of Directors of such Person.

     “Controlled Group” means all members of the controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

     “Convert”, “Conversion”, and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

     “Credit Documents” means this Agreement, the Notes, the Guaranties, the Environmental Indemnities, the Security Documents, the Fee Letter, and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement.

     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     “Defaulting Lender” means any Lender which has wrongfully refused or failed to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under

Section 9.05, or notified in writing the Borrower or the Administrative Agent that such Lender does not intend to comply with its obligations under this Agreement.

     “Designated Event” means the occurrence of either (a) a sale or issuance by the Parent or any of its Subsidiaries of equity securities (including without limitation the issuance of the Borrower’s limited partnership interests in accordance with the provisions of Section 6.05) from and after the Closing Date which in the aggregate had a fair market value at the time of sale or issuance equal to or greater than $100,000,000 or (b) Permitted Asset Dispositions and equity sales or issuances contemplated by the foregoing clause (a) from and after the Closing Date for which (i) the aggregate fair market value of such equity sales or issuances at the time of sale or issuance is equal to or greater than $75,000,000 and (ii) the aggregate Net Cash Proceeds from such Permitted Asset Dispositions plus the fair market value of such equity sales or issuances at the time of sale or issuance is equal to or greater than $125,000,000; provided that any Ownership Interests or Ownership Interest Equivalents which are convertible into the Parent’s common stock shall be valued at the price at which they could be exchanged into the Parent’s common stock assuming such exchange occurred on the date of issuance; provided further that in no way shall the issuance of either Mandatorily Redeemable Stock or Indebtedness convertible into Ownership Interests or Ownership Interest Equivalents be deemed as or included in a Designated Event.

     “Designated Redemption Indebtedness” means Indebtedness in the amount of approximately $10,000,000 in the form of Mandatorily Redeemable Stock consisting of 392,157 Preferred Units in the Borrower held by CapStar Management Company, LLC which are redeemable at the option of the Unit holder pursuant to the partnership agreement of Borrower on or after April 1, 2004 for, at the option of the holder, cash in the amount of $22.16 per unit or the equivalent in common stock of the Parent; provided that without the written consent of the Required Lenders the Parent and the Borrower will not modify the documentation creating or evidencing the “Designated Redemption Indebtedness” in any manner which would increase the amount of such Indebtedness or accelerate the time at which such Person is obligated to repay such Indebtedness.

     “Dollar Equivalent” means the equivalent in another currency of an amount in U.S. Dollars to be determined by reference to the rate of exchange quoted by the Administrative Agent, at 10:00 a.m. (New York, New York time) on the date of determination, for the spot purchase in the foreign exchange market of such amount of Dollars with such other currency.

     “Dollars” and “$” means lawful money of the United States of America.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Administrative Contact” in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     “EBITDA” means for any Person or Hotel Property, as applicable, for any period for which such amount is being determined, an amount equal to (a) the Net Income for such Person or Hotel Property, as applicable, for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, income taxes, depreciation, amortization, and other non-cash items for such period, as determined on a Consolidated basis in accordance with GAAP plus (c) to the extent deducted in determining Net Income, deductions for minority interest attributable to the ownership interests in the Borrower not owned (directly or indirectly) by the Parent plus (d) with respect to the Parent, non-cash employee compensation up to $5,000,000 per Fiscal Year in the aggregate commencing with the 2002 Fiscal Year plus (e) with respect to the Parent, to the extent not already included in determining Net Income interest income received from the Parent’s existing loan to OPCO; provided that with respect to EBITDA attributable to an Unconsolidated Entity, (i) for any such Unconsolidated Entity for which the Unconsolidated Entity Percentage is equal to or greater than 20%, such Person shall only be deemed to have received the Unconsolidated Entity Percentage of such Unconsolidated Entity’s EBITDA to the extent not subject to (A) any limitation or restriction (except for the obligation to repay Indebtedness of such Person) on the right to distribute such EBITDA to such Person’s owners or (B) any decision by another Person to not distribute the available cash of such Unconsolidated Entity to the owners of such Unconsolidated Entity, and (ii) for any such Unconsolidated Entity for which the Unconsolidated Entity Percentage is less than 20%, such Person shall only be deemed to have received the actual sums paid by such Unconsolidated Entity to such Person; provided further that if the Parent or any of its Subsidiaries during such Rolling Period or in the period from the end of such Rolling Period to the Status Reset Date which occurs in the Fiscal Quarter following such Rolling Period either sells or disposes of any Investments or Non-Replaced Property with an Investment Amount in excess of $1,000,000, the EBITDA arising from such Investment or Non-Replaced Property, as applicable, for the applicable Rolling Period shall be excluded from the calculation of EBITDA; and provided further if the Parent or any of its Subsidiaries during such Rolling Period or in the period from the end of such Rolling Period to the Status Reset Date which occurs in the Fiscal Quarter following such Rolling Period either purchases or acquires any Investments or Non-Replaced Property with an Investment Amount in excess of $1,000,000, the EBITDA arising from such Investment or Non-Replaced Property, as applicable, for the applicable Rolling Period on a pro forma basis shall be included in the calculation of EBITDA.

     “Effective Date” means the date all of the conditions precedent set forth in Section 3.01 have been satisfied.

     “Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having primary capital of not less than $250,000,000 and approved by the Administrative Agent and the Issuing Bank, which approvals will not be unreasonably withheld, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having primary capital (or its equivalent) of not less than $250,000,000 (or its Dollar Equivalent) and approved by the Administrative Agent and the Issuing Bank, which approvals will not be unreasonably withheld, (c) an investment bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000, (d) an insurance company, finance company or financial institution (whether a corporation, partnership, trust or other Person) organized under the laws of the United States, or any state thereof, and having total assets in excess of $5,000,000,000, (e) with respect to Term Advances only, any Approved Fund, (f) with respect to Term Advances only, any “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) which has total assets in excess of $100,000,000, (g) a Lender, and (h) an Affiliate of the

respective assigning Lender, without approval of any Person but otherwise meeting the eligibility requirements of (a), (b), (c), (d), (e) or (f) above.

     “Engineering Report” means with respect to any Hotel Property, an engineering report which (a) is prepared for the Lenders and the Administrative Agent by a Person reasonably satisfactory to the Administrative Agent, (b) is prepared in accordance with a scope of services reasonably satisfactory to the Administrative Agent, and (c) is prepared within three (3) months of the date of acquisition of such Hotel Property.

     “Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. § 9601(8), as amended.

     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

     “Environmental Indemnity” means one or more environmental indemnity agreements dated of even date herewith in substantially the form of the attached Exhibit E executed or to be executed by the Borrower, the Parent and all Subsidiaries of the Borrower (excluding the Permitted Other Subsidiaries), and any future environmental indemnities executed in connection with any Hotel Property, as any of such environmental indemnities may be amended hereafter in accordance with the terms of such agreements.

     “Environmental Law” means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

     “Environmental Permit” means any permit, license, order, approval or other authorization under Environmental Law.

     “Environmental Report” means with respect to any Hotel Property, an environmental report which (a) is prepared for the Lenders and the Administrative Agent by a Person reasonably satisfactory to the Administrative Agent, (b) is prepared in accordance with a scope of services reasonably satisfactory to the Administrative Agent, (c) is prepared within three (3) months of the date of acquisition of such Hotel Property, and (d) certifies to the Administrative Agent and the Lenders as to whether or not the soil and the groundwater for such Hotel Property contain Hazardous Substances except for Permitted Hazardous Substances.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Administrative Contact” in the questionnaire such Lender provided to the Administrative Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     “Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) equal to the rate per annum at which deposits in Dollars are offered to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period as shown on the display designated “British Banker’s Association Interest Settlement Rates” on Telerate at Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for purposes of displaying such rate, in an amount substantially equal to Société Générale’s Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period; provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by Administrative Agent from an alternate, substantially similar source available to Administrative Agent or shall be calculated by Administrative Agent by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate.

     “Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.06(b).

     “Event of Default” has the meaning set forth in Section 8.01.

     “Exchange Act” has the meaning set forth in Section 2.04.

     “Excluded Foreign Subsidiaries” means those Subsidiaries of the Borrower which (a) are incorporated or organized under the laws of any jurisdiction other than the United States or any state or territory thereof, (b) own only Hotel Properties and related assets which are Unencumbered except for FF&E which is collateral for Indebtedness permitted by this Agreement and (c) do not own Hotel Properties and other Investments which for all such Subsidiaries in the aggregate have an Investment Amount in excess of $75,000,000.

     “Existing Credit Agreement” means that Second Amended and Restated Senior Secured Credit Agreement, dated as of August 3, 1998, among the Borrower; Société Générale, Southwest Agency, as Arranger and Administrative Agent; Bankers Trust Company, as Arranger and Syndication Agent; Lehman Commercial Paper Inc., as Arranger and Documentation Agent; Wells Fargo Bank, National Association, as Documentation Agent; and the lenders party thereto, as amended.

     “Existing Letters of Credit” means the letters of credit outstanding on the date of this Agreement issued for the account of the Borrower or its Subsidiaries under the Existing Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.

     “Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

     “Fee Letter” means the letter agreement dated as of September 3, 2002 among the Borrower, the Parent, SG Cowen and Société Générale, as amended by Amendment to Fee Letter dated October 25, 2002.

     “FF&E” means furniture, fixtures and equipment.

     “FF&E Reserve” means, for any Person or any Hotel Property for any period, a reserve equal to four percent (4%) of gross revenues from any Hotel Property owned by such Person and its Subsidiaries on a Consolidated basis or from such Hotel Property, as applicable, for such period, excluding, however, from such calculation for the applicable Person and Hotel Property the gross revenues generated by the office, retail and garage portions of such Hotel Property or the Hotel Properties owned or leased by such Person and its Subsidiaries on a Consolidated basis.

     “Financial Statements” means the financial statements of the Parent, the Borrower and their respective Subsidiaries dated as of June 30, 2002.

     “Fiscal Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31.

     “Fiscal Year” means the twelve-month period ending on December 31.

     “Fixed Charges” means, for any Person for the period for which such amount is being determined, the amount (without duplication) of all scheduled principal payments and mandatory prepayments (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is payable in a single installment at final maturity), Interest Expense during such period, and all payments scheduled to be made in respect of Capital Leases of such Person and such Person’s Subsidiaries on a Consolidated basis during such period, and all preferred stock dividends and preferred partnership distributions paid during such period by such Person and such Person’s Subsidiaries on a Consolidated basis.

     “Fixed Charge Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Parent’s Adjusted EBITDA for such Rolling Period to (b) the Parent’s Fixed Charges for such Rolling Period.

     “Florida Liens” means the existing Liens securing Indebtedness evidenced by the Existing Credit Agreement on the Initial Properties located in the State of Florida.

     “Free Cash Flow” means, for any Person for any period, (a) the Funds From Operations for such period less (b) the sum of (i) the aggregate FF&E Reserves for such Person and its Subsidiaries for such period, and (ii) the aggregate amount of scheduled principal payments and mandatory prepayments on the Total Indebtedness of such Person (excluding optional prepayments, scheduled principal payments in respect of any such Indebtedness which is payable in a single installment at final maturity and mandatory prepayments in connection with Asset Dispositions) required to be made during such period.

     “Fund,” “Trust Fund,” or “Superfund” means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. § 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. § 9641 (1988), which statutory provisions have been amended or repealed by the Superfund Amendments and Reauthorization Act of 1986, and the “Fund,” “Trust Fund,” or “Superfund” that are now maintained pursuant to 42 U.S.C. § 9507.

     “Funding Date” has the meaning set forth in Section 2.01(c)(ii).

     “Funds From Operations” means, for any Person for any period for which such amount is being determined, an amount equal to such Person’s (a) Net Income for such period excluding gains (losses) from debt restructuring and sales of property (including furniture and equipment) plus (b) depreciation and amortization (including amortization of deferred financing costs) plus (or minus) (c) adjustments for Unconsolidated Entities owned by such Person to reflect the actual cash received by such Person from such Unconsolidated Entities in lieu of those amounts included in the preceding clauses (a) and (b) for such Unconsolidated Entities.

     “Future Property” means any Hotel Property which the Parent or any Subsidiary of the Parent acquires except for the Initial Properties.

     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

     “Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, securities exchange, self-regulatory organization, authority or instrumentality, bureau or court having jurisdiction over any Lender, the Parent, the Borrower, any Subsidiaries of the Borrower or the Parent, an Approved Operator, a property manager or any of their respective Properties.

     “Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

     “Guarantor” means each of the Parent and each Subsidiary of the Borrower (except the Permitted Other Subsidiaries, the Subsidiary which owns the Atlanta, Georgia Westin during such time as the Borrower holds a first-lien mortgage on such Hotel Property, and certain other non-Material Subsidiaries), and “Guarantors” means all of such Persons. The Guarantors on the Effective Date are identified on Schedule 1.01(e).

     “Guaranty” means one or more Guaranty and Contribution Agreements in substantially the form of the attached Exhibit F executed by the Guarantors, evidencing the joint and several guaranty by the signatories thereto of the obligations of Borrower in respect of the Credit Documents, and any future guaranty and contribution agreement executed to secure Advances except for Supplemental Guaranties, as any of such agreements may be amended hereafter in accordance with the terms of such agreements.

     “Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radio nuclides, radioactive materials, and medical and infectious waste.

     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

     “Hospitality/Leisure-Related Business” shall mean a full service and limited service hotel or resort, executive conference center, an extended stay lodging, or a convention center, and other businesses incidental to, or in support of such business, including without limitation, (a) developing, improving or acquiring lodging facilities, restaurants and other food-service facilities, golf facilities or other entertainment facilities or club, convention or meeting facilities and marketing services or reservation systems related thereto, and (b) acquiring, developing, or improving any real estate (including retail, office or garage use) ancillary or connected to any hotel, resort, executive conference center, extended stay lodging, convention center or reservation system constructed, leased, owned, managed or operated (or proposed to be constructed, leased, or owned) by the Borrowers, the Guarantors or any of their Subsidiaries at any time; provided that such business shall not include any casino or other gaming (even if only a part of a Hotel Property) or senior living.

     “Hotel Property” for any hotel means the Real Property and the Personal Property for such hotel.

     “Improvements” for any hotel means all buildings, structures, fixtures, tenant improvements and other improvements of every kind and description now or hereafter located in or on or attached to the Land for such hotel; and all additions and betterments thereto and all renewals, substitutions and replacements thereof.

     “Indebtedness” means (without duplication), at any time and with respect to any Person, the following indebtedness and other obligations and items of such Person and its Subsidiaries on a Consolidated basis at such time: (a) indebtedness for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables or bank drafts arising in the ordinary course of business); (b) indebtedness of others in the amount which such Person or its Subsidiaries has directly or indirectly assumed or guaranteed or otherwise provided credit support therefor or for which such Person or its Subsidiaries is liable as a partner of such Person; (c) indebtedness of others in the amount secured by a Lien on assets of such Person or its Subsidiaries, whether or not such Person shall have assumed such indebtedness unless the validity of such Lien is being contested in good faith and with due diligence by appropriate proceedings, provided that such Lien is subordinate to the Liens created by the Security Documents and such Person or its Subsidiaries, as applicable, shall have delivered a bond or other security acceptable to the Administrative Agent equal to 125% of the contested amount; (d) obligations in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person or its Subsidiaries (other than trade payables or bank drafts arising in the ordinary course); (e) obligations under Capital Leases; (f) all obligations, contingent or otherwise, under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (1) is considered indebtedness for borrowed money for U.S. federal income tax purposes but is classified as an operating lease under GAAP and (2) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person and its Subsidiaries on a Consolidated basis; (g) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all obligations in respect of any take-out commitment or forward equity commitment (excluding, in the case of the Borrower and its Subsidiaries, any such obligation that can be satisfied solely by the issuance of Ownership Interests (other than Mandatorily Redeemable Stock)); (i) to the extent treated as a liability under GAAP, obligations under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against fluctuations in interest rates; and (j) to the extent treated as a liability under GAAP, unfunded liability under a Plan; provided that for purposes of determining compliance with the financial covenants contained in Article VII only “Indebtedness” shall not include any Designated Redemption Indebtedness.

     “Initial Properties” means collectively the Hotel Properties listed on Schedule 1.01(b), and “Initial Property” means any of such Hotel Properties.

     “Intercompany Agreement” means the Intercompany Agreement dated as of August 3, 1998, by and among the Parent, the Borrower, OPCO, and OPCO OP, as amended by the Amendment to the Intercompany Agreement dated as of January 1, 2001, and as may be further amended in accordance with the provisions of this Agreement.

     “Interest Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Parent’s EBITDA to (b) Parent’s Interest Expense, for such Rolling Period.

     “Interest Expense” means, for any Person for any period for which such amount is being determined, the total interest expense (including that properly attributable to Capital Leases in accordance with GAAP) and all charges incurred with respect to letters of credit of such Person and its Subsidiaries determined on a Consolidated basis in conformity with GAAP, plus capitalized interest of such Person and its Subsidiaries on a Consolidated basis.

     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Adjusted Base Rate Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select, upon notice received by the Administrative Agent not later than 12:00 noon (New York, New York time) on the third Business Day prior to the first day of such Interest Period, provided, however, that:

     (a)  Interest Periods for Advances of the same Borrowing shall be of the same duration;

     (b)  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

     (c)  any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

     (d)  each successive Interest Period shall commence on the day on which the next preceding Interest Period expires; and

     (e)  no Interest Period with respect to any portion of any Revolving Advance shall extend beyond the Revolving Maturity Date, and no Interest Period with respect to any portion of any Term Advance shall extend beyond the Term Maturity Date.

     “Interest Rate Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement pertaining to the fluctuations in interest rates.

     “Investment” means, with respect to any Person, (a) any loan or advance to any other Person, (b) the ownership, purchase or other acquisition of (i) any Ownership Interests or Ownership Interests Equivalent of any other Person, (ii) all or substantially all of the assets of any other Person, or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any joint venture or partnership with, or any capital contribution to, or other investment in, any other Person or any real property, or (d) any Capital Expenditure.

     “Investment Amount” means (a) for any Hotel Property the sum of (i) for any Initial Property, the amount set forth for such Initial Property on Schedule 1.01(b) attached hereto, and for any other Hotel Property, the aggregate purchase price paid by the Borrower or its Subsidiary for such other Hotel Property, and (ii) the actual cost of any Capital Expenditures for such Hotel Property made by the Borrower or its Subsidiaries; provided that with respect to the Investment Amount for a Hotel Property owned or leased by a Unconsolidated Entity, the Investment Amount for such Hotel Property shall be deemed to be the Unconsolidated Entity Percentage of the Investment Amount for such Hotel, and (b) for any other Investment or Property the aggregate purchase price paid by the Borrower or its Subsidiary for such other Investment or Property. The Investment Amount shall include any Ownership Interests or Ownership Interest Equivalents used to purchase such Investment at their fair market value at the time of purchase; provided that any such Ownership Interests or Ownership Interest Equivalents which are convertible into the Parent’s common stock shall be valued at the price at which they could be exchanged into the Parent’s common stock assuming such exchange occurred on the date of acquiring such Investment.

     “ISP” has the meaning set forth in Section 2.13(a).

     “Issuing Bank” means Société Générale or any Lender acting as a successor Issuing Bank pursuant to Section 9.06, and “Issuing Banks” means, collectively, all of such Lenders.

     “Land” for any hotel means the real property upon which the hotel is located, together with all rights, title and interests appurtenant to such real property, including without limitation all rights, title and interests to (a) all strips and gores within or adjoining such property, (b) the streets, roads, sidewalks, alleys, and ways adjacent thereto, (c) all of the tenements, hereditaments, easements, reciprocal easement agreements, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, (d) all reversions and remainders, (e) all air space rights, and all water, sewer and wastewater rights, (e) all mineral, oil, gas, hydrocarbon substances and other rights to produce or share in the production of anything related to such property, and (f) all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in anywise appertaining thereto.

     “Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

     “Lenders” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 10.06.

     “Letter of Credit” means, individually, any letter of credit issued by the Issuing Bank in accordance with the provisions of Section 2.13 of this Agreement including any Existing Letter of Credit, and “Letters of Credit” means all such letters of credit collectively.

     “Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit and any reimbursement or other agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

     “Letter of Credit Exposure” means, at any time, without duplication, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit and (b) the aggregate unpaid amount of all Letter of Credit Obligations at such time.

     “Letter of Credit Obligations” means all obligations of the Borrower arising in respect of the Letter of Credit Documents, including without limitation the aggregate drawn amounts of Letters of Credit which have not been reimbursed by the Borrower or converted into an Adjusted Base Rate Advance pursuant to the provisions of Section 2.13(c).

     “Leverage Ratio” means the ratio on any date of (a) the Parent’s Total Indebtedness on such date, to (b) the Parent’s EBITDA for the Rolling Period immediately preceding such date.

     “Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, encumbrance or other type of preferential arrangement to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

     “Liquid Investments” means:

     (a)  direct obligations of the United States, or obligations for which the principal of and interest on are unconditionally guaranteed by the United States;

     (b)  (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender or (B) any other bank or trust company which has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s, and (ii) commercial paper issued by (A) any Lender or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-2” (or the then equivalent) by the rating service of S&P or not less than “P-2” (or the then equivalent) by the rating service of Moody’s, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Administrative Agent;

     (c)  repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $250,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than “A” (or the then equivalent) by the rating service of S&P or of Moody’s; and

     (d)  such other instruments (within the meaning of New York’s Uniform Commercial Code) as the Borrower may request and the Required Lenders may approve in writing, which approval will not be unreasonably withheld.

     “Mandatorily Redeemable Stock” means, with respect to any Person, any Ownership Interests of such Person which by the terms of such Ownership Interests (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Ownership Interests which are redeemable solely in exchange for common stock or Ownership Interests Equivalent thereof), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than Ownership Interests which are redeemable solely in exchange for common stock or Ownership Interests Equivalent thereof), in each case on or prior to the Revolving Maturity Date.

     “Margin Stock” shall have the meaning provided in Regulation U.

     “Market Value” means for any Hotel Property, at any date, the value thereof to be calculated as follows:

     (a)  for a Hotel Property that has been owned for four (4) or more Fiscal Quarters, by the Parent or by a Person that has been a Subsidiary of the Parent during such entire period, the product of (i) the Adjusted EBITDA for such Hotel Property for the preceding Rolling Period times (b) ten (10); and

     (b)  for any other Hotel Property, the Investment Amount in such Hotel Property.

     “Material Adverse Change” shall mean a material adverse change (a) in the business, property, condition (financial or otherwise), prospects or results of operations of the Borrower, the Parent and the other Guarantors taken as a whole, in each case since June 30, 2002, or (b) in the validity or enforceability of this Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

     “Material Subsidiary” means any direct or indirect Subsidiary of the Parent or the Borrower (except for a Permitted Other Subsidiary) having assets or annual revenues in excess of $5,000,000, and “Material Subsidiaries” means all such Subsidiaries collectively.

     “Material Unconsolidated Entity” means any direct or indirect Unconsolidated Entity of the Parent or the Borrower for which the Investment Amount is in excess of $1,000,000.

     “Maturity Date” means, (a) with respect to any Revolving Advances, the Revolving Maturity Date, and (b) with respect to any Term Advances, the Term Maturity Date.

     “Maximum Rate” means the maximum nonusurious interest rate under applicable law.

     “Minimum Net Worth” means, with respect to the Parent, at any time, the sum of $850,000,000 plus (a) 75% of the aggregate net proceeds or value received by the Parent or any of its Subsidiaries after the date of this Agreement in connection with any Capitalization Events taken as a whole, including without limitation in connection with the acquisition of any Investment or other Property, plus (b) to the extent a positive number, 75% of the aggregate Net Income of the Parent and the Parent’s Subsidiaries for the period from and including July 1, 2002 to the date of testing, on a Consolidated basis.

     “Moody’s” means Moody’s Investor Service Inc.

     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Parent, the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

     “Net Cash Proceeds” means (a) the aggregate cash proceeds (including, without limitation, insurance proceeds) received by the Parent, the Borrower or any of their respective Subsidiaries (as applicable) in connection with any Indebtedness incurrence on or after the Closing Date (excluding the Obligations and the incurrence of other Indebtedness which does not trigger a Repayment Event), Asset Disposition or Capitalization Event, minus (b) the reasonable expenses of such Person in connection with such Indebtedness incurrence, Asset Disposition or Capitalization Event, minus (c) to the extent that assets disposed of in connection with an Asset Disposition secure Indebtedness permitted pursuant to the provisions of Section 6.02(b), the amount of such Indebtedness which is required to be repaid pursuant to the terms of such Indebtedness in connection with such Asset Disposition, as reasonably evidenced by the Borrower to the Administrative Agent.

     “Net Income” means, for any Person or Hotel Property for any period for which such amount is being determined, the net income or net loss of such Person and its or Hotel Property, as applicable, after taxes, as determined on a Consolidated basis in accordance with GAAP, excluding, however, (a) non-recurring expenses and (b) extraordinary items, including but not limited to (i) any net gain or loss during such period arising from the sale, exchange, or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets.

     “Net Worth” means, for any Person, stockholders equity of such Person and its Subsidiaries on a Consolidated basis determined in accordance with GAAP.

     “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

     “Non-Replaced Property” means any Property owned by the Borrower or any of the Guarantors which (a) was used in the ownership, operation or management of any Hotel Property, (b) has been conveyed, exchanged, transferred, or assigned by the Borrower or a Guarantor to a Person other than the Borrower or a Guarantor, (c) has not been replaced in the ordinary course of business by Property of equal or better quality, and (d) was not included within the definition of “Investments”.

     “Note” means a Revolving Note or a Term Note, and “Notes” means all of such promissory notes.

     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit H signed by a Responsible Officer of the Borrower.

     “Obligations” means all Advances, Letter of Credit Obligations, and other amounts payable by the Borrower to the Administrative Agent or the Lenders under the Credit Documents.

     “OPCO” means Interstate Hotels & Resorts, Inc., a Delaware corporation.

     “OPCO OP” means MeriStar H & R Operating Company, L.P., a Delaware limited partnership.

     “Ownership Interests” means shares of stock, other securities, partnership interests, member interests, beneficial interests or other interests in any Person, whether voting or non-voting, and participations or other equivalents (regardless of how designated) of or in a Person.

     “Ownership Interests Equivalents” means all securities (other than Ownership Interests) convertible into or exchangeable for Ownership Interests and all warrants, options or other rights to purchase or subscribe for any Ownership Interests, whether or not presently convertible, exchangeable or exercisable.

     “Parent” means MeriStar Hospitality Corporation, a Maryland corporation.

     “Parent Common Stock” means the common stock of Parent, par value $.01 per share.

     “Parent Deemed Investment Amount” means, in connection with measuring the Investment Amount in an Unconsolidated Entity which owns or leases an Unconsolidated Entity Property in a particular category of hotel under the definition of “Parent Property Requirement”, a reasonable allocation of the portion of the Investment Amount in such Unconsolidated Entity attributable to the Unconsolidated Entity Property or Unconsolidated Entity Properties owned or leased by such Unconsolidated Entity which is or are within the category tested. Such allocation shall be based upon the cost of such Unconsolidated Entity Property or Unconsolidated Entity Properties and the total cost of all assets owned by such Unconsolidated Entity, all as proposed by the Borrower and approved by the Administrative Agent in its reasonable discretion.

     “Parent Property” means a Hotel Property owned or leased by the Parent or one of the Parent’s Subsidiaries, and “Parent Properties” means all such Hotel Properties.

     “Parent Property Requirements” means collectively that as of the last day of any Rolling Period (a) all Parent Properties must be located within the United States or in an Approved Other Country, provided that the guest rooms for the Parent Properties which are located in an Approved Other Country shall not exceed 15% of the guest rooms for all Parent Properties; (b) the guest rooms for the Parent Properties which are limited service or extended stay hotels shall not collectively in the aggregate exceed 20% of the guest rooms for all Parent Properties; (c) the guest rooms for the Parent Properties which are not operated (or are not subject to a binding agreement to convert to operation) under any franchise or license agreement with an Approved Franchisor shall not exceed 15% of the guest rooms for all Parent Properties; (d) the Investment Amount or guest rooms, as applicable, for Parent Properties which are substantially subject to a ground lease shall not exceed 20% of the Investment Amount or 20% of the total guest rooms, as applicable, for all Parent Properties; and (e) no Hotel Property or other Property shall cause the Parent to forfeit the Parent’s tax status as a REIT.

     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     “Permitted Asset Disposition” means an Asset Disposition which occurs at a time in which no Default has occurred and is continuing and which would not cause a Default to occur upon the consummation of such Asset Disposition.

     “Permitted Encumbrances” means the Liens permitted to exist pursuant to Section 6.01.

     “Permitted Hazardous Substances” means (a) Hazardous Substances, petroleum and petroleum products which are (i) used in the ordinary course of business and in typical quantities for a hotel and (ii) generated, used and disposed of in accordance with all Legal Requirements and good hotel industry practice and (b) non-friable asbestos to the extent (i) that no applicable Legal Requirements require removal of such asbestos from the Hotel Property and (ii) such asbestos is encapsulated in accordance with all applicable Legal Requirements and such reasonable operations and maintenance program as may be reasonably required by the Administrative Agent.

     “Permitted Indebtedness Purchases” means purchases of Indebtedness of the Parent or the Borrower for which (a) the aggregate price paid (as opposed to the face amount of the Indebtedness purchased) for purchases of Subordinate Indebtedness do not exceed (i) if a Designated Event has not occurred, then $0 and (ii) if a Designated Event has occurred, then $50,000,000 and (b) subject to the preceding clause (a), the aggregate price paid (as opposed to the face amount of the Indebtedness purchased) for purchases of Indebtedness do not exceed $100,000,000.

     “Permitted Other Subsidiaries” means (a) a Subsidiary of the Borrower which is a single-purpose Person (i) which owns a Hotel Property or Hotel Properties or an interest in a Person which owns a Property which Property or interest is pledged to secure Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness permitted by this Agreement, and (ii) which does not own any Hotel Properties other than those that secure such Indebtedness, (b) a direct or indirect Subsidiary of the Parent which is a single-purpose Person and which is not a Subsidiary of the Borrower and does not have assets or annual revenues in excess of $5,000,000, or (c) a TRS which (i) is a lessee for a Hotel Property that secures either Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness permitted pursuant to the Credit Agreement and (ii) is not a lessee for any Hotel Property which does not secure any of such Indebtedness.

     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

     “Personal Property” for any Hotel Property means all FF&E, inventory and other personal property of every kind, whether now existing or hereafter acquired, tangible and intangible, now or hereafter located on or about the Land, and used or to be used in the future in connection with the operation of such Hotel Property.

     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Parent, the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

     “Pledge Agreement” means the Pledge Agreement in favor of the Administrative Agent from the Borrower, the Parent and the other Guarantors, pledging its current and future Ownership Interests in all of its direct operating Subsidiaries (excluding the Permitted Other Subsidiaries and certain other specified exceptions) in substantially the form of the attached Exhibit I.

     “Prescribed Forms” means such duly executed form(s) or statement(s), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Lender providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrower to make payments hereunder for the account of such Lender free of (or, upon written request of the Borrower specifying the applicable form, at a reduced rate of) deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

     “Prime Rate” means a fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest publicly announced by the Administrative Agent as its prime commercial lending rate (which may not be the lowest rate offered to its customers), whether or not the Borrower has notice thereof.

     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

     “Property Information” for any Hotel Property means an Engineering Report and Environmental Report for such Hotel Property.

     “Property Owner” for any Initial Property or Future Property, means the Person who owns fee or leasehold title interest (as applicable) in and to such Property.

     “Pro Rata Share” means, at any time with respect to any Lender, the ratio (expressed as a percentage) of (a) the sum of (i) such Lender’s Term Advances at such time and (ii) such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have been terminated, such Lender’s Revolving Advances at such time) to (b) the sum of (i) all Lenders’ Term Advances at such time and (ii) all Lenders’ Revolving Commitments at such time (or, if the Revolving Commitments have been terminated, all Lenders’ Revolving Advances at such time).

     “Real Property” for any hotel means the Land and the Improvements for such hotel, including without limitation, parking, restaurants and other food-service facilities, golf facilities or other entertainment facilities or club, conference or meeting facilities and other ancillary functions necessary for the operation of such hotel, and office and retail property owned by the Borrower or a Guarantor other than the Parent in connection with such hotel; provided that such property shall not include any casino or other gaming property (even if only a part of a Hotel Property) or senior living property.

     “Register” has the meaning set forth in paragraph (c) of Section 10.06.

     “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

     “REIT” means a real estate investment trust under Sections 856-860 of the Code.

     “Related Fund” means, with respect to any Approved Fund, any fund that invests in commercial loans which is advised or managed by the same investment advisor as such Approved Fund.

     “Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

     “Repayment Event” means the occurrence of any of the following:

     (a)  at a time when the Leverage Ratio is equal to or greater than 6.00 to 1:00 or a Default exists in any of the covenants set forth in Article VII, or such event would cause the Leverage Ratio to be greater than 6.00 to 1:00 or a Default to exist in any of the covenants set forth in Article VII:

(i) the incurrence of any Capitalization Event.

(ii) the incurrence by the Parent, the Borrower or any of their respective Subsidiaries of any Indebtedness after the date of this Agreement except:

(1) the Obligations;

(2) Unsecured Indebtedness permitted pursuant to the provisions of Section 6.01 to the extent such Unsecured Indebtedness is an extension, renewal or refinancing of any of such Unsecured Indebtedness set forth on Schedule 4.18;

(3) Secured Recourse Indebtedness and Secured Non-Recourse Indebtedness permitted pursuant to the provisions of Section 6.01 to the extent such Indebtedness is either (A) an extension, renewal or refinancing of any of such Indebtedness set forth on Schedule 4.18 or (B) incurred in connection with the acquisition of Future Properties in accordance with the provisions of this Agreement; and

(4) Indebtedness permitted pursuant to the provisions of clauses (c), (d) or (e) of Section 6.02.

(iii) the occurrence of an Asset Disposition after the date of this Agreement.

     (b)  If the conditions precedent for a Repayment Event set forth in the preceding clause (a) do not exist, then the occurrence of an Asset Disposition after the date of this Agreement except Asset Dispositions for which (i) the aggregate Net Cash Proceeds do not exceed one percent (1%) of the Adjusted Total Assets during any Rolling Period, (ii) the Net

Cash Proceeds from such Asset Disposition are used to make an Investment in the Hospitality/Leisure-Related Business within one year of the date of such Asset Disposition and (iii) none of the Parent, the Borrower or any of their respective Subsidiaries are obligated by an agreement with another Person to apply such Net Cash Proceeds to the repayment of Indebtedness of such Person; provided that Net Cash Proceeds from a casualty or condemnation shall not be counted toward such one percent (1%) of the Adjusted Total Assets threshold to the extent such Net Cash Proceeds are utilized for the restoration of the Hotel Property affected by such casualty or condemnation within one year of the date of such casualty or condemnation; provided further that only the aggregate Net Cash Proceeds in excess of one percent (1%) of the Adjusted Total Assets during any Rolling Period shall be deemed to be part of a Repayment Event under this paragraph (b).

     “Reportable Event” means any of the events set forth in Section 4043(b) of ERISA.

     “Required Lenders” means Non-Defaulting Lenders the sum of whose outstanding Term Advances and Revolving Commitments (or after the termination thereof, outstanding Revolving Advances and participations in Letter of Credit Exposure) represent at least 51% of the sum of all outstanding Term Advances of Non-Defaulting Lenders and the sum of all Revolving Commitments of Non-Defaulting Lenders (or after the termination of the Revolving Commitments, the sum of the then total outstanding Revolving Advances of Non-Defaulting Lenders, and the aggregate participations of all Non-Defaulting Lenders of Letter of Credit Exposure at such time); provided that with respect to a vote which only involves a certain Class or Classes, only the Commitments and Advances for the applicable Class or Classes shall be used in the calculation of Required Lenders.

     “Required Work” means for any Future Property, the work agreed upon by the Borrower and the Administrative Agent, if any, as the Required Work for such Future Property, if any.

     “Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

     “Responsible Officer” means the Chief Executive Officer, President, Executive Vice President, Chief Investment Officer, Chief Financial Officer or Treasurer of any Person, or, with respect to a partnership, the general partner of such Person.

     “Restricted Payment” means (a) any direct or indirect payment, prepayment, redemption, purchase, or deposit of funds or Property for the payment (including any sinking fund or defeasance), prepayment, redemption or purchase of Indebtedness which Indebtedness is not permitted by this Agreement or any Subordinate Indebtedness, and (b) the making by any Person of any dividends or other distributions (in cash, property, or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any capital stock, any limited liability company interests or any partnership interests of such Person, other than dividends or distributions payable in such Person’s (or the Parent’s) stock, limited liability company interests or any partnership interests.

     “Revolving Advance” means any advance by a Lender to the Borrower pursuant to such Lender’s Revolving Commitment or a continuation of an existing Revolving Advance, and refers to an Adjusted Base Rate Advance or a Eurodollar Rate Advance.

     “Revolving Availability” means on any date the lesser of (a) the aggregate Revolving Commitments on such date and (b) prior to the first Status Reset Date following the Closing Date, $50,000,000, and on and after the first Status Reset Date following the Closing Date, the amount set forth in the following table based upon the Leverage Ratio on such date and whether the Term Loan Conversion Date has occurred:

	Amount if Term Loan	Amount if Term Loan
	Conversion Date has	Conversion Date has
Leverage Ratio	not occurred	occurred

The Leverage Ratio is equal to or greater than 7.25.	$50,000,000	$0

The Leverage Ratio is equal to or greater than 7.0 but less than 7.25.	$100,000,000	$100,000,000 minus the Term Loan Conversion Amount

The Leverage Ratio is less than 7.0.	$150,000,000	$150,000,000 minus the Term Loan Conversion Amount

     “Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made by each Lender pursuant to Section 2.01(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.02(b).

     “Revolving Commitment” means, for each Lender, the amount set opposite such Lender’s name on Schedule 1.01(a) as its Revolving Commitment or, if such Lender has entered into any Assignment and Acceptance after the Effective Date, set forth for such Lender as its Revolving Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(b).

     “Revolving Exposure” at any time shall mean the sum of (i) the aggregate principal amount of all Revolving Advances and (ii) the aggregate amount of all Letter of Credit Exposure at such time.

     “Revolving Maturity Date” means October 28, 2005.

     “Revolving Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit A-1, evidencing indebtedness of the

Borrower to such Lender resulting from Revolving Advances from such Lender, and “Revolving Notes” means all of such promissory notes.

     “Revolving Share” means, at any time with respect to any Lender with a Revolving Commitment or outstanding Revolving Advance, the ratio (expressed as a percentage) of such Lender’s Revolving Commitment at such time to the aggregate Revolving Commitments at such time, or, if the Revolving Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s Revolving Advances at such time to the aggregate Revolving Advances at such time.

     “RMA” means the REIT Modernization Act, as amended.

     “Rolling Period” means, as of any date, the four Fiscal Quarters ending on or immediately preceding such date.

     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereof.

     “Secured Indebtedness Ratio” means, as of any date, a ratio of (a) the sum of the Secured Non-Recourse Indebtedness and Secured Recourse Indebtedness of the Parent and its Subsidiaries on a Consolidated basis (excluding the Obligations) on such date to (b) the EBITDA of the Parent and its Subsidiaries on a Consolidated basis for the Rolling Period immediately preceding such date.

     “Secured Non-Recourse Indebtedness” of any Person means all Indebtedness of such Person and its Subsidiaries on a Consolidated basis with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such Indebtedness; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication of cash, non-payment of real estate taxes or ground lease rent, waste and other circumstances customarily excluded from non-recourse provisions in non-recourse financing of real estate shall not, by itself, prevent any Indebtedness from being characterized as Secured Non-Recourse Indebtedness, provided further that if a personal recourse claim is made in connection therewith, such claim shall not constitute Secured Non-Recourse Indebtedness for the purposes of this Agreement to the extent of such claim.

     “Secured Recourse Indebtedness” of any Person means (a) any Total Indebtedness of such Person for which the obligations thereunder are secured by a Lien on any assets of such Person or its Subsidiaries minus (b) any Secured Non-Recourse Indebtedness of such Person or its Subsidiaries.

     “Security Documents” means the Pledge Agreements, and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.

     “Senior Note Indenture — $200,000,000 9 1/8% Senior Notes” means that certain Indenture dated as of February 7, 2002, among MeriStar Hospitality Operating Partnership, L.P., MeriStar Hospitality Finance Corp. III, MeriStar Hospitality Corporation, certain guarantors and U.S.

Bank Trust National Association, as Trustee covering $200,000,000 9 1/8% Senior Notes due 2011.

     “Senior Note Indentures” means the following:

     (a)  Senior Note Indenture — $200,000,000 9?% Senior Notes;

     (b)  that certain Indenture dated as of December 19, 2001, among MeriStar Hospitality Operating Partnership, L.P., MeriStar Hospitality Finance Corp. II, MeriStar Hospitality Corporation, certain guarantors and U.S. Bank Trust National Association, as Trustee covering $250,000,000 10 1/2% Senior Notes due 2009; and

     (c)  that certain Indenture dated as of January 26 2001, among MeriStar Hospitality Operating Partnership, L.P., MeriStar Hospitality Finance Corp., MeriStar Hospitality Corporation, certain guarantors and U.S. Bank Trust National Association, as Trustee covering $300,000,000 9% Senior Notes due 2008 and $200,000,000 9 1/8% Senior Notes due 2011.

     “Senior Unsecured Indebtedness” of any Person means any Unsecured Indebtedness of such Person which is not Subordinate Indebtedness of such Person.

     “Senior Unsecured Interest Coverage Ratio” means, as of the end of any Rolling Period, a ratio of (a) the Parent’s Unencumbered EBITDA to (b) Parent’s Senior Unsecured Interest Expense, for such Rolling Period.

     “Senior Unsecured Interest Expense” means, for any Person for any period, the Interest Expense for all Senior Unsecured Indebtedness of such Person and its Subsidiaries on a Consolidated basis for such Period.

     “Senior Unsecured Leverage Ratio” means the ratio on any date of (a) the Parent’s Senior Unsecured Indebtedness on such date, to (b) the Parent’s Unencumbered EBITDA for the Rolling Period immediately preceding such date.

     “SG Cowen ” means SG Cowen Securities Corporation.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

     “Status” means the existence of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status, or Level VI Status, as the case may be. As used in this definition:

“Level I Status” exists at any date if, at such date, the Leverage Ratio at the end of the preceding Rolling Period is less than 5.0;

“Level II Status” exists at any date if, at such date, the Leverage Ratio at the end of the preceding Rolling Period is equal to or greater than 5.0 but less than 5.5;

“Level III Status” exists at any date if, at such date, the Leverage Ratio at the end of the preceding Rolling Period is equal to or greater than 5.5 but less than 6.0;

“Level IV Status” exists at any date if, at such date, the Leverage Ratio at the end of the preceding Rolling Period is equal to or greater than 6.0 but less than 6.5;

“Level V Status” exists at any date if, at such date, the Leverage Ratio at the end of the preceding Rolling Period is equal to or greater than 6.5 but less than 7.0;

“Level VI Status” exists at any date if, at such date, the Leverage Ratio at the end of the preceding Rolling Period is equal to or greater than 7.0.

     Status shall be determined and changed as of the Status Reset Date following any Fiscal Quarter; provided that if the Borrower fails to timely provide (a) the financial statements needed to recalculate the Leverage Ratio as required by the provisions of Section 5.05(a) prior to the 50th day following the end of any Fiscal Quarter (except for the Fiscal Quarter which ends on the date the Fiscal Year ends), (b) the draft Compliance Certificate related to the end of the Fiscal Year as required by the provisions of Section 5.05(b) prior to the 50th day following the end of any Fiscal Year or (c) the financial statements needed to recalculate the Leverage Ratio as required by the provisions of Section 5.05(b) prior to the 95th day following the end of any Fiscal Year, then Status shall automatically be reset at the Status one level higher than the Status existing immediately prior to such Status reset until such time as the Borrower provides such financial statements or draft Compliance Certificate, as applicable; provided further that at the Closing Date the Status under the Credit Agreement will be reset to Level VI Status and such Status shall not be reduced until the next Status Reset Date following the Closing Date.

     “Status Reset Date” means the date following the end of any Fiscal Quarter which is the earlier of (a) the 50th day following the end of such Fiscal Quarter and (b) the date which is 5 days following the delivery of the reports and other documents required by (i) the provisions of Section 5.05(a) for such Fiscal Quarter (except for the Fiscal Quarter which ends on the date the Fiscal Year ends) or (ii) the provisions of Section 5.05(b) for the Fiscal Quarter which ends on the date the Fiscal Year ends; provided that the documents contemplated by the preceding clause (ii) shall never be deemed delivered prior to the 40th day following the end of the Fiscal Year.

     “Stock” means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

     “Stock Equivalents” means all securities (other than Stock) convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

     “Subordinate Convertible Indenture” means the Indenture dated as if October 16, 1997 between the Parent, as successor by merger to CapStar Hotel Company, and First Trust of New York, National Association, as trustee covering CapStar Hotel Company’s $172,500,000 4.75% Convertible Subordinated Notes due October 15, 2004.

     “Subordinate Indebtedness” means with respect to any Person the Indebtedness of such Person and its Subsidiaries on a Consolidated basis which (a) except for the Subordinate Convertible Indenture (but not any refinancings thereof), shall not mature, become payable or require the payment of any principal amount thereof (or any amount in lieu thereof) or be mandatorily redeemable, pursuant to a sinking fund or otherwise redeemable at the option of the holder thereof, in any case in whole or in part, before the date that is ninety one (91) days after the Maturity Date and (b) shall be junior and subordinate to the Obligations and subject to an intercreditor agreement or subordination provisions which is acceptable to the Administrative Agent

     “Subordinate Indenture” means the Indenture dated as of August 19, 1997 between the Parent, as successor by merger to CapStar Hotel Company, and IBJ Schroder Bank & Trust Company, as trustee, as amended by First Supplemental Indenture dated March 20, 1998 and Second Supplemental Indenture dated August 3, 1998, covering approximately $204,000,000 8.75% Senior Subordinated Notes due August 19, 2007.

     “Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than fifty percent (50%) of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

     “Super Required Lenders” means Non-Defaulting Lenders the sum of whose outstanding Term Advances and Revolving Commitments (or after the termination thereof, outstanding Revolving Advances and participations in Letter of Credit Exposure) represent at least 75% of the sum of all outstanding Term Advances of Non-Defaulting Lenders and the sum of all Revolving Commitments of Non-Defaulting Lenders (or after the termination of the Revolving Commitments, the sum of the then total outstanding Revolving Advances of Non-Defaulting Lenders, and the aggregate participations of all Non-Defaulting Lenders of Letter of Credit Exposure at such time).

     “Supplemental Guarantor” means any partner of the Borrower or a Subsidiary of the Borrower except for the Parent or the Guarantors that executes a Supplemental Guaranty.

     “Supplemental Guaranty” means any future assumption of liability in a form reasonably acceptable to the Administrative Agent executed by a Supplemental Guarantor to secure a portion of Advances, as such future supplemental guaranties may be amended hereafter in accordance with their terms.

     “Term Advance” means any advance by a Lender to the Borrower pursuant to the conversion of Revolving Advances into Term Advances pursuant to Section 2.01(b) or a continuation of an existing Term Advance, and refers to an Adjusted Base Rate Advance or a Eurodollar Rate Advance.

     “Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by each Lender pursuant to Section 2.01(b) or Converted by each Lender to Term Advances of a different Type pursuant to Section 2.02(b).

     “Term Loan Conversion Amount” has the meaning set forth in Section 2.01(b).

     “Term Loan Conversion Date” has the meaning set forth in Section 2.01(b).

     “Term Maturity Date” means October 28, 2005.

     “Term Note” means a promissory note of the Borrower payable to the order of any Lender in substantially the form of the attached Exhibit A-2, evidencing indebtedness of the Borrower to such Lender resulting from any Term Advance from such Lender, and “Term Notes” means all such Term Notes.

     “Term Share” means, at any time with respect to any Lender with an outstanding Term Advance, the ratio (expressed as a percentage) of such Lender’s outstanding Term Advances at such time to the aggregate outstanding Term Advances at such time.

     “Termination Event” means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     “Total Indebtedness” of any Person means the sum of the following (without duplication): (a) all Indebtedness of such Person and its Subsidiaries on a Consolidated basis, plus (b) to the extent not already included in the calculation of the preceding clause (a), the aggregate amount of the Indebtedness of such Person’s or such Person’s Subsidiary’s Unconsolidated Entities for which such Person has a direct or contingent obligation, plus (c) to the extent not already included in the calculation of either of the preceding clauses (a) or (b), the aggregate amount of letters of credit for which such Person or any of its Subsidiaries would have a direct or contingent obligation to reimburse the issuers of such letters of credit upon a drawing under such letters of credit, minus (d) to the extent included in the calculation of either of the preceding clauses (a), (b), or (c), the amount of any minority interests.

     “TRS” means a “Taxable REIT Subsidiary” as such term is used in the RMA.

     “Type” has the meaning set forth in Section 1.04.

     “Unconsolidated Entity” means, with respect to any Person, at any date, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person, if such statements were prepared as of such date.

     “Unconsolidated Entity Percentage” means, for any Person, with respect to a Person’s Unconsolidated Entity, the percentage ownership interest of such Person in such Unconsolidated Entity.

     “Unconsolidated Entity Property” means a Hotel Property owned or leased by an Unconsolidated Entity in which the Parent or one of the Parent’s Subsidiaries has an Investment, and “Unconsolidated Entity Properties” means all such Hotel Properties.

     “Unencumbered” means, with respect to any Hotel Property, at any date of determination, the circumstance that such Hotel Property or the interest of the Borrower or its Subsidiary therein on such date:

     (a)  is not subject to any Liens (including restrictions on transferability or assignability except for restrictions on the transferability of ground leases) of any kind (including any such Lien or restriction imposed by (i) any agreement governing Indebtedness, or (ii) the organizational documents of the Borrower or any of its Subsidiaries), but excluding Permitted Encumbrances;

     (b)  is not subject to any agreement (including (i) any agreement governing Indebtedness, and (ii) if applicable, the organizational documents of the Borrower or any of its Subsidiaries) which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon such Hotel Property, other than Permitted Encumbrances (excluding any agreement or organizational document which limits generally the amount of Indebtedness which may be incurred by the Borrower or its Subsidiaries); and

     (c)  is not subject to any agreement (including any agreement governing Indebtedness) which entitles any Person to the benefit of any Lien (other than Permitted Encumbrances) on such Hotel Property, or would entitle any Person to the benefit of any such Lien upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause).

Notwithstanding the foregoing, the “equal and ratable” clause contained in the Senior Note Indentures as of the Closing Date, and a similar “equal and ratable” clause contained in any future indenture for Senior Unsecured Indebtedness permitted by this Agreement shall not by itself cause a Hotel Property to fail to qualify as Unencumbered. For the purposes of this

Agreement, (a) any Hotel Property owned by a Subsidiary of the Borrower shall not be deemed to be Unencumbered unless both (i) such Hotel Property and (ii) all Stock owned directly or indirectly by Borrower in such Subsidiary is Unencumbered and (b) any Hotel Property leased by the Borrower or a Subsidiary of the Borrower, as lessee, which lease constitutes Indebtedness of such lessee shall not be deemed “Unencumbered.”

     “Unencumbered EBITDA” means for any Person for any period for which such amount is being determined, an amount equal to the EBITDA for such Person and its Subsidiaries on a Consolidated basis for such period derived from Unencumbered Hotel Properties; provided that with respect to EBITDA attributable to an Unconsolidated Entity which owns or leases Unencumbered Hotel Properties, (a) for any such Unconsolidated Entity for which the Unconsolidated Entity Percentage is equal to or greater than 20%, such Person or its Subsidiary, as applicable, shall only be deemed to have received the Unconsolidated Entity Percentage of such Unconsolidated Entity’s EBITDA derived from Unencumbered Hotel Properties to the extent not subject to (i) any limitation or restriction (except for the obligation to repay Indebtedness of such Person) on the right to distribute such EBITDA to such Person’s owners or (ii) any decision by another Person to not distribute the available cash of such Unconsolidated Entity to the owners of such Unconsolidated Entity, and (b) for any such Unconsolidated Entity for which the Unconsolidated Entity Percentage is less than 20%, such Person or its Subsidiary shall only be deemed to have received that actual sums paid by such Unconsolidated Entity to such Person or its Subsidiary, as applicable, derived from Unencumbered Hotel Properties.

     “Unencumbered Hotel Property” means a Hotel Property which is Unencumbered.

     “Unsecured Indebtedness” of any Person means (a) any Total Indebtedness of such Person minus (b) any Secured Non-Recourse Indebtedness and Secured Recourse Indebtedness of such Person.

     Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

     Section 1.03 Accounting Terms; Changes in GAAP.

     (a)  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements.

     (b)  Unless otherwise indicated, all financial statements of the Borrower and the Parent, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the Consolidated accounts of the Borrower, the Parent and their respective Subsidiaries (as applicable) in accordance with GAAP.

     (c)  If any change in accounting principles after June 30, 2002 required by GAAP or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or similar agencies results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found in this

Agreement, then the parties shall enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such change, with the desired result that the criteria for evaluating the financial condition of Borrower and its Subsidiaries (determined on a Consolidated basis) shall be the same after such change as if such change had not been made.

     Section 1.04 Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination whether such Advance is a Term Advance or a Revolving Advance, each of which constitutes a Class. The “Type” of an Advance refers to the determination whether such Advance is an Eurodollar Rate Advance or Adjusted Base Rate Advance, each of which constitutes a Type.

     Section 1.05 “Miscellaneous.” Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

     Section 1.06 Recitals. The matters set forth in the recitals at the beginning of this Agreement are agreed to by the parties to this Agreement and incorporated into this Agreement as if set forth in their entirety herein.

     Section 1.07 Senior Indebtedness. The Obligations and all renewals and extensions of the Obligations are designated as “Designated Senior Indebtedness” under the Subordinate Convertible Indenture and the Subordinate Indenture.

ARTICLE II

THE ADVANCES AND THE LETTERS OF CREDIT

     Section 2.01 The Advances.

     (a)  Revolving Advances. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees at any time and from time to time on any Business Day up to fifteen (15) days prior to the Revolving Maturity Date to make Revolving Advances; provided that Revolving Advances shall not be made (or be required to be made) by any Lender on any date if, after giving effect thereto, (i) such Lender’s Revolving Share of the Revolving Exposure would exceed such Lender’s Revolving Commitment at such time, or (ii) the Revolving Exposure would exceed the Revolving Availability at such time; provided that for purposes of the definition of Revolving Availability only, the Leverage Ratio shall be deemed to be greater than 7.25 until a Designated Event occurs. Within the limits set forth in the preceding sentence, the Borrower may from time to time prepay pursuant to Section 2.07 and reborrow under this Section 2.01(a).

     (b)  Term Advances. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, on the Term Loan Conversion Date, a Term Advance to the Borrower, which Term Advance (i) shall be incurred and initially maintained as Borrowings of Adjusted Base Rate Advances or Eurodollar Rate Advances in the same respective amounts as the Revolving Advances that were converted into Term Advances (subject to the Borrower’s option to convert such Term Advances pursuant to Section 2.02(b)), and (ii) shall be made by each Lender in an aggregate principal amount that is equal to the product of (a) the Revolving Share of such Lender on the Term Loan Conversion Date times (b) the Term Loan Conversion Amount. The “Term Loan Conversion Date” shall mean the first date, if any, on which the aggregate principal amount of Revolving Advances exceeds the Term Loan Conversion Amount for more than 180 consecutive days. The “Term Loan Conversion Amount” shall mean $75,000,000; provided that if the aggregate Revolving Commitments are increased to an amount of $125,000,000 or more as contemplated by the provisions of Section 2.01(c), then the “Term Loan Conversion Amount” shall be $100,000,000. Prior to the Revolving Maturity Date, there shall be only one Term Loan Conversion Date. On the Term Loan Conversion Date, the conversion referred to in this Section 2.01(b) shall occur automatically and without the taking of further action by redesignating (as compared to repaying and borrowing) outstanding Revolving Advances in the aggregate principal amount of the Term Loan Conversion Amount as Term Advances (i) first, Adjusted Base Rate Advances, and (ii) second, Eurodollar Rate Advances as Borrower shall designate, and failing such designation, having an Interest Period ending furthest from the Term Loan Conversion Date. The conversion referred to in this Section 2.01(b) shall occur regardless of whether a Default or an Event of Default then exists or whether the conditions precedent to each Borrowing set forth in Section 3.02 are then satisfied. The Administrative Agent shall promptly notify the Borrower and the Lenders of the occurrence of the Term Loan Conversion Date. The Revolving Commitment of each Lender shall be permanently reduced on the Term Loan Conversion Date by the amount of the Term Advance made by such Lender on such date. No amount of any Term Borrowing that has been repaid may be reborrowed.

     (c)  Revolving Commitments Increase.

(i) The Borrower shall be entitled to request that the aggregate Revolving Commitments be increased to an amount not exceeding One Hundred Fifty Million Dollars ($150,000,000); provided that (A) no Default then exists, (B) the Borrower gives the Lenders thirty (30) days prior written notice of such election, (C) no Lender shall be obligated to increase such Lender’s Revolving Commitment without such Lender’s written consent which may be withheld in such Lender’s sole discretion, (D) the Borrower, not the Lenders or the Administrative Agent, is responsible for arranging for Persons to provide the additional Revolving Commitment amounts, (E) any Person providing any additional Revolving Commitment amount must qualify as an Eligible Assignee and be reasonably acceptable to the Borrower, the Administrative Agent and the Issuing Bank if such Person is not already a Lender, (F) following the Term Loan Conversion Date the aggregate Revolving Commitments cannot be increased to an amount exceeding (1) One Hundred Fifty Million Dollars ($150,000,000) minus (2) the Term Loan Conversion Amount and (G) at least ten (10) days prior to any increase in the Revolving Commitments, Borrower shall deliver to the Lenders a pro forma Compliance Certificate and projections through the Maturity Date demonstrating that, based upon the Borrower’s good faith estimate of Obligations following the increase in the Revolving Commitments, on a pro forma basis the Borrower will be in compliance with all financial covenants contained in this Agreement for the Rolling Period ending in the quarter in which such increase in the Revolving Commitments occurs and all subsequent Rolling Periods. In connection with any such increase in the Revolving Commitments the parties shall execute any documents reasonably requested in connection with or to evidence such increase, including without limitation an amendment to this Agreement.

(ii) On the date (the “Funding Date”) designated by the Administrative Agent, the Lenders whose Revolving Commitments have increased in connection with such increase in the Revolving Commitments shall fund to the Administrative Agent such amounts as may be required to cause each of them to hold its Revolving Share of Revolving Advances based upon the Revolving Commitments as of such Funding Date, and the Administrative Agent shall distribute the funds so received to the other Lenders in such amounts as may be required to cause each of them to hold its Revolving Share of Revolving Advances as of such Funding Date. The Lenders receiving such amounts to be applied to Eurodollar Rate Advances may demand payment of the breakage costs under Section 2.08 as though Borrower had elected to prepay such Eurodollar Rate Advances on such date and the Borrower shall pay the amount so demanded as provided in Section 2.08. The first payment of interest and letter of credit fees received by the Administrative Agent after such Funding Date shall be paid to the Lenders in amounts adjusted to reflect the adjustments of their respective Revolving Shares of the Revolving Advances as of the Funding Date. On the Funding Date each Lender shall be deemed to have either sold or purchased, as applicable, participations in the Letter of Credit Exposure sold to the Lenders pursuant to Section 2.13(b) so that upon consummation of all such sales and purchases each Lender holds participations in the Letter of Credit Exposure equal to such Lender’s Revolving Share of the total Letter of Credit Exposure as of such Funding Date.

     Section 2.02 Method of Borrowing.

     (a)  Notice. Each Borrowing consisting of Revolving Advances shall be made pursuant to a Notice of Borrowing, given not later than 12:00 noon (New York, New York time) (i) on the third (3rd) Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of Eurodollar Rate Advances, or (ii) on the Business Day before the date of the proposed Borrowing, in the case of a Borrowing consisting of Adjusted Base Rate Advances, by the Borrower to the Administrative Agent, which shall give each Lender prompt notice on the day of receipt of such timely Notice of Borrowing of such proposed Borrowing by telecopier. Each Notice of Borrowing shall be in writing or by telecopier specifying the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Rate Advances, the Interest Period for each such Advance. The Administrative Agent shall promptly notify each Lender who is obligated to fund an Advance under such Notice of Borrowing of such Notice of Borrowing not later than 6:00 p.m. (New York, New York time) on the day such Notice of Borrowing is deemed received by the Administrative Agent. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall also so notify each Lender who is obligated to fund an Advance under such Notice of Borrowing and the Borrower of the applicable interest rate under Section 2.06(b). Each Lender shall, before 12:00 noon (New York, New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 10.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Revolving Share of such

Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent. No Notice of Borrowing is required in connection with (i) the conversion of Revolving Advances to Term Advances pursuant to the provisions of Section 2.01(b) or (ii) the conversion of any Existing Letter of Credit to a Letter of Credit in accordance with provisions of Section 2.13(a).

     (b)  Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 noon (New York, New York time) (i) on the date which is at least three (3) Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day prior to the proposed Term Loan Conversion Date in the case of a Conversion to a Borrowing comprised of Adjusted Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telecopier, specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the Borrowing amount, Class and Type of the Advances to be Converted or continued, (iii) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (iv) in the case of a Conversion to, or a continuation of, Eurodollar Rate Advances, the requested Interest Period. Not later than 6:00 p.m. (New York, New York time) on the day such Notice of Conversion or Continuation is deemed received by the Administrative Agent, the Administrative Agent shall provide each Lender who has an Advance affected by such Notice of Conversion or Continuation with a copy thereof and, in the case of a Conversion to or a continuation of Eurodollar Rate Advances, notify each Lender who has an Advance affected by such Notice of Conversion or Continuation and the Borrower of the applicable interest rate under Section 2.06(b). For purposes other than the conditions set forth in Section 3.02, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing. If the Borrower shall fail to specify an Interest Period for a Eurodollar Rate Advance including the continuation of a Eurodollar Rate Advance, the Borrower shall be deemed to have selected an Adjusted Base Rate Advance. Under no circumstances may the Borrower convert one Class of Borrowing into another Class of Borrowing; provided that the conversion of Revolving Advances to Term Advances pursuant to the provisions of Section 2.01(b) may occur, and in connection therewith no Notice of Conversion or Continuation is required.

     (c)  Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) in the case of Eurodollar Rate Advances each Borrowing shall be in an aggregate amount of not less than $2,000,000 or greater multiples of $100,000;

(ii) in the case of Adjusted Base Rate Advances each Borrowing shall be in an aggregate amount of not less than $1,000,000 or greater multiples of $100,000;

(iii) except for Borrowings for the acquisition of Future Properties by the Borrower or its Subsidiary, the Borrower may not request Borrowings on more than four (4) days in any calendar month.

(iv) at no time shall there be more than eight (8) Interest Periods applicable to outstanding Eurodollar Rate Advances;

(v) the Borrower may not select Eurodollar Rate Advances for any Borrowing to be made, Converted or continued if a Default has occurred and is continuing;

(vi) if any Lender shall, at any time prior to the making of any requested Borrowing comprised of Eurodollar Rate Advances, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, then such Lender’s Revolving Share or Term Share, as applicable, of such Borrowing shall be made as an Adjusted Base Rate Advance, provided that such Adjusted Base Rate Advance shall be considered part of the same Borrowing and interest on such Adjusted Base Rate Advance shall be due and payable at the same time that interest on the Eurodollar Rate Advances comprising the remainder of such Borrowing shall be due and payable; and such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender;

(vii) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be an Adjusted Base Rate Advance;

(viii) if the Required Lenders shall, at least one (1) Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be an Adjusted Base Rate Advance; and

(ix) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Adjusted Base Rate Advances or, if an existing Advance, Converted into Adjusted Base Rate Advances.

     (d)  Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost or expense incurred by such Lender as a result of any condition precedent for Borrowing set forth in Article III not being satisfied for any reason, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

     (e)  Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Share or Term Share, as applicable, of the Borrowing, the Administrative Agent may assume that such Lender has made its Revolving Share or Term Share, as applicable, of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Revolving Share or Term Share, as applicable, of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on each such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for each such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

     (f)  Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

     (g)  Notes. The indebtedness of the Borrower to each Lender resulting from Revolving Advances owing to such Lender shall be evidenced by a Revolving Note of the Borrower payable to the order of such Lender in substantially the form of Exhibit A-1. If the Term Loan Conversion Date occurs, the indebtedness of the Borrower to each Lender resulting from Term Advances owing to such Lender shall be evidenced by a Term Note of the Borrower payable to the order of such Lender in substantially the form of Exhibit A-2 executed and delivered within two (2) Business Days of the Term Loan Conversion Date.

     Section 2.03 Fees.

     (a) Commitment Fees. For the period from the Effective Date until the Revolving Maturity Date the Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Revolving Commitment a commitment fee on the average daily amount by which such Lender’s Revolving Commitment exceeds such Lender’s Revolving Share of the Revolving Exposure at a rate per annum equal to the Applicable Margin (computed on the actual number of days elapsed, including the first day and excluding the last, based upon a 360-day year). Such fees shall be due and payable quarterly in arrears (i) on the date which is 30 days following the end of the last Business Day of each March, June, September and December and (ii) on the Revolving Maturity Date.

     (b)  Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders with a Revolving Commitment, fees in respect of all Letters of Credit outstanding at a rate per annum equal to the Applicable Margin (computed on the actual number of days elapsed, including the first day and excluding the last, based upon a 360-day year) on the average daily amount of the aggregate undrawn maximum amount of each Letter of Credit outstanding, payable in arrears (i) on the date which is 30 days following the last Business Day of each March, June, September and December and (ii) on the Maturity Date. In addition, the Borrower agrees to pay to the Issuing Bank for its own account a fee on the average daily amount of the aggregate undrawn maximum amount of each Letter of Credit issued by such Issuing Bank at a rate per annum equal to one eighth of one percent (.125%), such fees due and payable quarterly in arrears (i) on the date which is 30 days following the last Business Day of each March, June, September and December and (ii) on the Revolving Maturity Date.

     (c)  Fee Letter. The Borrower agrees to pay to the Administrative Agent for the benefit of Société Générale and SG Cowen, as applicable, the fees set forth in the Fee Letter payable to such Persons as and when the same are due and payable pursuant to the terms of the Fee Letter. The Borrower agrees to pay to the Administrative Agent for the benefit of the Lenders the upfront fees payable to the Lenders set forth in the Fee Letter on the Closing Date pursuant to the terms of the Fee Letter.

     Section 2.04 Reduction of the Revolving Commitments.

     (a)  Upon the occurrence of a Change in Control in the Parent or the Borrower, then, in such event the Required Lenders may, at their sole option upon written notice to the Borrower (a “Termination Notice”), declare the obligation of each Lender to make Advances and the obligation of the Issuing Bank to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate and the Revolving Commitments shall reduce to zero.

     (b) The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, permanently terminate in whole or permanently reduce ratably in part the Revolving Commitments of the Lenders; provided, however, that (i) each partial reduction shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) no such reduction shall result in an overdraft status as provided in Section 2.07(c)(ii), and (iii) no such reduction shall result in the total aggregate Revolving Commitments of the Lenders being less than $50,000,000.

     Section 2.05 Repayment of Advances on the Maturity Date. The Borrower shall repay the outstanding principal amount of each Advance on the applicable Maturity Date.

     Section 2.06 Interest, Late Payment Fee. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

     (a)  Adjusted Base Rate Advances. If such Advance is an Adjusted Base Rate Advance, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 365 day year) equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time to time plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the first Business Day of each calendar month and on the date such Adjusted Base Rate Advance shall be paid in full, provided that during the continuance of an Event of Default, Adjusted Base Rate Advances shall bear interest at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Advance immediately prior to the date on which such amount becomes due plus three percent (3%) and (ii) the Maximum Rate.

     (b)  Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum (computed on the actual number of days elapsed, including the first day and excluding the last, based on a 360 day year) equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) the Maximum Rate, payable in arrears on the last day of such Interest Period, and on the date such Eurodollar Rate Advance shall be paid in full, and, with respect to Eurodollar Rate Advances having an Interest Period in excess of 30 days, the first day of each calendar month during such Interest Period excluding the month in which such Eurodollar Rate Advance shall be paid in full; provided that during the continuance of an Event of Default, Eurodollar Rate Advances shall bear interest at a rate per annum equal at all times to the lesser of (i) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus three percent (3%) and (ii) the Maximum Rate.

     (c)  Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

     (d)  Other Amounts Overdue. If any amount payable under this Agreement other than the Advances is not paid when due and payable, including without limitation, accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the Adjusted Base Rate plus three percent (3%), from the date such amount became due until the date such amount is paid in full.

     (e)  Late Payment Fee. Subject to the provisions of Section 10.14, if any interest payable under this Agreement is not paid when due and payable (after taking into account any applicable grace period), then the Borrower will pay to the Administrative Agent for the account of the Lenders contemporaneously with the payment of such past due interest a late payment fee equal to an amount equal to the product of (i) such overdue interest times (ii) four percent (4%).

     Section 2.07 Prepayments.

     (a)  Right to Prepay The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

     (b)  Optional Prepayments. The Borrower may elect to prepay any of the Advances, after giving by 12:00 noon (New York, New York time) (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in case of Adjusted Base Rate Advances, at least one Business Day’s prior written notice to the Administrative Agent stating the Class or Classes to be repaid, the proposed date and aggregate principal amount of such prepayment, and if applicable, the relevant Interest Period for the Advances to be prepaid. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, and shall also pay accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and in integral multiples of $100,000.

     (c)  Mandatory Prepayments.

(i) Change of Control. On the fifth Business Day following the Borrower’s receipt of a Termination Notice pursuant to Section 2.04(a) hereof, the Borrower shall be required to prepay all outstanding Advances in full and to deposit with the Administrative Agent into the Cash Collateral Account an amount equal to the Letter of Credit Exposure.

(ii) Overdraft. On any date on which the outstanding principal amount of the Revolving Exposure exceeds the aggregate Revolving Availability, the Borrower agrees to make a prepayment of the Revolving Advances in the amount of such excess.

(iii) Repayment Event. Upon the occurrence of any Repayment Event, the Borrower shall prepay Advances on the Business Day the Net Cash Proceeds from such Repayment Event are received by the Borrower or the Parent, as applicable, in an amount equal to the lesser of (A) the amount of the outstanding Advances on such Business Day and (B) 100% of the Net Cash Proceeds of such Repayment Event. If, in connection with an Asset Disposition which qualifies as a Repayment Event for which the Borrower has not used the Net Cash Proceeds to repay the Obligations, the Borrower has failed to make an Investment or Investments in the Hospitality/Leisure-Related Business with such Net Cash Proceeds within one year from the date of such Asset Disposition, then the Borrower shall prepay Advances on the first anniversary of the Business Day such Net Cash Proceeds are received by the Borrower or the Parent, as applicable, in the amount equal to the lesser of (A) the amount of the outstanding Advances on such first anniversary and (B) 100% of the Net Cash Proceeds of such Repayment Event which have not been used to make an Investment or Investments in the Hospitality/Leisure-Related Business. Any Net Cash Proceeds utilized to repay Advances will be applied in the following order: (a) first, to repay the outstanding principal of Term Advances, and (b) second, to repay the outstanding principal of Revolving Advances.

(iv) Accrued Interest. Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.

(v) Avoidance of Breakage Costs. In the event that the amount of any mandatory prepayment of Advances under this Section 2.07(c) exceeds the aggregate principal amount of Advances in any Class which consist of Adjusted Base Rate Advances (the amount of such excess being the “Excess Amount“), the Borrower shall have the right, in lieu of making such prepayment in full, to prepay such outstanding Advances which are Adjusted Base Rate Advances and to deposit an amount equal to the Excess Amount with the Administrative Agent in the Cash Collateral Account maintained by and in the sole dominion and control of the Administrative Agent for the ratable benefit of the Lenders. Any amount so deposited shall be held by the Administrative Agent as collateral for the Obligations, earn interest on behalf of the Borrower and be applied to the prepayment of Advances which are Eurodollar Rate Advances at the end of the current Interest Period(s) applicable thereto. On any day on which amounts collected in the Cash Collateral Account remain on deposit in or to the credit of the Cash Collateral Account after giving effect to the payment made on such day pursuant to this Section 2.07(c), and the Borrower shall have delivered to the Administrative Agent a written request or a telephonic request (which shall be promptly confirmed in writing) prior to 12:00 noon (New York, New York time) that such remaining collected amounts be invested in cash equivalents specified in such request, the Administrative Agent shall invest such funds, to the extent the Administrative Agent is reasonably able to do so, in such cash equivalents as are acceptable to, and with no risk to, the Administrative Agent on an overnight basis or with maturities such that amounts will be available to pay the Obligations secured thereby as they become due, whether at maturity, by acceleration or otherwise; provided, however, that any loss resulting from such investments shall be charged to and be immediately payable by the Borrower on demand by the Administrative Agent.

     (d)  Ratable Payments. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

     (e)  Effect of Notice. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

     (f)  Payments with respect to Florida Liens. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances secured by Florida Liens shall be deemed the last Advances repaid.

     Section 2.08 Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Notes pursuant to Article VIII or otherwise; (b) any Conversion of a Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance pursuant to Section 2.12 or otherwise; or (c) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     Section 2.09 Increased Costs.

     (a)  Eurodollar Rate Advances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation following the date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) not complied with prior to the date of this Agreement, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender at the time such Lender demands payment under this Section shall be conclusive and binding for all purposes, absent manifest error.

     (b)  Capital Adequacy. If any Lender or the Issuing Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Lender, any corporation controlling such Lender or the Issuing Bank and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or the Issuing Bank’s commitment to issue Letters of Credit or any Lender’s commitment to risk participate in Letters of Credit and other commitments of this type, then, upon thirty (30) days prior written notice by such Lender or the Issuing Bank (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or to the Issuing Bank, as the case may be, from time to time as specified by such Lender or the Issuing Bank, additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Lender, such corporation or the Issuing Bank, in light of such circumstances, (i) with respect to such Lender or such corporation, to the extent that such Lender or such corporation reasonably determines such increase in capital to be allocable to the existence of such Lender’s or such corporation’s Lender’s commitment to lend under this Agreement or its commitment to risk participate in Letters of Credit and (ii) with respect to the Issuing Bank, to the extent that such Issuing Bank reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower and the Administrative Agent by such Lender or the Issuing Bank shall be conclusive and binding for all purposes, absent manifest error.

     (c)  Letters of Credit. If any change in any law or regulation (except with respect to Taxes or Other Taxes) or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof following the date of this Agreement shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, Issuing Bank or any Lender or (ii) impose on Issuing Bank or any Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to Issuing Bank of issuing or maintaining any Letter of Credit, or increase the cost to such Lender of its risk participation in any Letter of Credit (which increase in cost shall be determined by Issuing Bank’s or such Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by Issuing Bank or such Lender (with a copy sent to the Administrative Agent), as the case may be, the Borrower shall pay to the Administrative Agent for the account of Issuing Bank or Lender, as the case may be, from time to time as specified by Issuing Bank or such Lender, additional amounts which shall be sufficient to compensate such Issuing Bank or such Lender for such increased cost. Issuing Bank and each Lender agrees to use commercially reasonable efforts (consistent with internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for the booking of its Letters of Credit or risk participations if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of Issuing Bank or such Lender, be otherwise disadvantageous to Issuing Bank or such Lender, as the case may be. A certificate as to such increased cost incurred by Issuing Bank or such Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by Issuing Bank or such Lender to the Borrower and the Administrative Agent, shall be conclusive and binding for all purposes, absent manifest error.

     Section 2.10 Payments and Computations.

     (a)  Payment Procedures. Except if otherwise set forth herein, the Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (New York, New York time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will on the same day cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Banks, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.06(c), 2.08, 2.09, 2.11, 2.12, or 2.13(c) but after taking into account payments effected pursuant to Section 10.04) to the Lenders in accordance with, in the case of a payment made in respect of a Revolving Borrowing, each Lender’s Revolving Share, and in the case of a payment made in respect of Term Borrowing, each Lender’s Term Share for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or Issuing Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

     (b)  Computations. All computations of interest based on the Adjusted Base Rate shall be made by the Administrative Agent on the basis of a year of 365 days and all computations of fees and interest based on the Eurodollar Rate and the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

     (c)  Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (d)  Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative

Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for each such day.

     (e)  Application of Payments. Unless otherwise specified in Section 2.07 hereof, whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable under this Agreement and the Notes, such payment shall be distributed and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent under and in connection with this Agreement or any other Credit Document; second, to the payment of all expenses due and payable under Section 2.11(c), ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable to the Issuing Bank pursuant to Section 2.03(b); fourth, to the payment of all other fees due and payable under Section 2.03; and fifth, to the payment of the interest accrued on and the principal amount of all of the Notes and the interest accrued on and all Letter of Credit Obligations, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender.

     (f)  Register. The Administrative Agent shall record in the Register the Revolving Commitment and the Advances from time to time of each Lender and each repayment or prepayment in respect to the principal amount of such Advances of each Lender. Any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided however, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations hereunder in respect of such Advances.

     Section 2.11 Taxes.

     (a)  No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, Issuing Bank, and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, Issuing Bank, or the Administrative Agent (as the case may be) is organized or carries on business (other than as a result of a connection arising primarily from the Lender, Issuing Bank, or the Administrative Agent (as the case may be) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or any political subdivision of the jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender and Issuing Bank, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender, Issuing Bank, or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Lender, Issuing Bank, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s, Issuing Bank’s, or the Administrative Agent’s failure to provide the forms described in paragraph (e) of this Section 2.11 and such Lender, Issuing Bank, or the Administrative Agent could have provided such forms or if such Lender, Issuing Bank, or the Administrative Agent (as the case may be) fails to comply with Section 2.11(g), no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Legal Requirements.

     (b)  Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

     (c)  Indemnification. The Borrower indemnifies each Lender, Issuing Bank, and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.11) paid by such Lender, Issuing Bank, or the Administrative Agent (as the case may be) and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Administrative Agent for the benefit of any party claiming such indemnification within thirty (30) days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from the Administrative Agent on behalf of itself as Administrative Agent, Issuing Bank, or any such Lender. If any Lender, the Administrative Agent, or Issuing Bank receives a refund, offset, credit or deduction in respect of any Taxes or Other Taxes paid by the Borrower under this paragraph (c), such Lender, the Administrative Agent, or Issuing Bank, as the case may be, shall promptly pay to the Borrower the Borrower’s share of such refund, offset, credit or deduction, received by or credited to the Lender, the Administrative Agent, or Issuing Bank, as the case may be, (reduced by any Taxes imposed on the Lender, the Administrative Agent, or Issuing Bank, as the case may be, by reason of the receipt, accrual or payment of such refund, offset, credit or deduction).

     (d)  Evidence of Tax Payments. The Borrower will pay prior to delinquency all Taxes and Other Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing payment of such Taxes or Other Taxes.

     (e)  Foreign Lender Withholding Exemption. Each Lender and Issuing Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Administrative Agent on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance two duly completed copies of the Prescribed Forms, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes. Each Lender which delivers to the

Borrower and the Administrative Agent a Prescribed Form further undertakes to deliver to the Borrower and the Administrative Agent on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent two further copies of a replacement Prescribed Form. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Prescribed Form establishing an exemption from, or a reduced rate of, United States backup withholding tax, such Lender shall not be required to deliver such forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the Prescribed Forms.

     (f)  Nothing in this Section 2.11 shall require any Lender, the Issuing Bank, or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary, in its sole discretion).

     (g)  If the Issuing Bank or any Lender claims any additional amounts payable pursuant to this Section 2.11, then such Issuing Bank or Lender (as the case may be) shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not be otherwise disadvantageous to such Issuing Bank or Lender.

     Section 2.12 Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, then, notwithstanding anything herein to the contrary, the Borrower shall, if demanded by such Lender by notice to the Borrower and the Administrative Agent no later than 12:00 noon (New York, New York time), (a) if not prohibited by Legal Requirement to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance of such Lender or (b) if prohibited by Legal Requirement to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice from such Lender, Convert all Eurodollar Rate Advances of such Lender then outstanding to Adjusted Base Rate Advances, and pay accrued interest on the principal amount Converted to the date of such Conversion and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such Conversion being made on such date. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

     Section 2.13 Letters of Credit.

     (a)  Issuance. From time to time from the date of this Agreement until three months before the Revolving Maturity Date, at the request of the Borrower, the Issuing Bank shall, on any Business Day and on the terms and conditions hereinafter set forth, issue, increase, decrease, amend, or extend the expiration date of Letters of Credit for the account of the Borrower (for its own benefit or for the benefit of any of its Subsidiaries). Upon the Effective Date, but subject to the limitations contained in the following sentence, each Existing Letter of Credit shall be automatically converted to a Letter of Credit. No Letter of Credit will be issued, increased, or extended and no Existing Letter of Credit will be converted to a Letter of Credit (i) if such issuance, increase, extension or conversion would cause the Letter of Credit Exposure to exceed the lesser of (A) $50,000,000 or (B) an amount equal to (1) the Revolving Availability at such time less (2) the Revolving Exposure at such time; (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) one year after the date of issuance thereof and (B) one day prior to the Revolving Maturity Date; (iii) unless such Letter of Credit is in form and substance acceptable to the respective Issuing Bank; (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person; (v) unless the Borrower has delivered to the respective Issuing Bank the completed and executed Letter of Credit Documents (other than the Letter of Credit) on such Issuing Bank’s standard form, which shall contain terms no more restrictive than the terms of this Agreement; (vi) unless such Letter of Credit is governed by the International Standby Practices (1998) (“ISP”) or any successor to the ISP; and (vii) unless no Default has occurred and is continuing or would result from the issuance of such Letter of Credit. If the terms of any of the Letter of Credit Documents referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

     (b)  Participations. On the date of the issuance or increase of any Letter of Credit on or after the Effective Date or the conversion of any Existing Letter of Credit to a Letter of Credit in accordance with provisions of the preceding Section 2.13(a), each Issuing Bank shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from such Issuing Bank a participation in the Letter of Credit Exposure related to the Letters of Credit issued by such Issuing Bank equal to such Lender’s Revolving Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. Each Issuing Bank shall promptly notify each such participant Lender by telex, telephone, or telecopy of each Letter of Credit of such Issuing Bank issued, increased or decreased, and the actual dollar amount of such Lender’s participation in such Letter of Credit. Each Lender’s obligation to purchase participating interests pursuant to this Section and to reimburse the respective Issuing Bank for such Lender’s Revolving Share of any payment under a Letter of Credit by such Issuing Bank not reimbursed in full by the Borrower shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any of the circumstances described in paragraph (d) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of the Borrower or any Guarantor, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of such Issuing Bank.

     (c)  Reimbursement. The Borrower shall have the right (but not the obligation) to pay promptly on demand to each Issuing Bank in respect of each Letter of Credit issued by such Issuing Bank an amount equal to any amount paid by such Issuing Bank under or in respect of such Letter of Credit. In the event any Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, such Issuing Bank shall give notice of such payment to the Administrative Agent and, upon receipt of such notice, the Administrative Agent shall give notice of such payment to the Lenders, and each Lender shall promptly reimburse such Issuing Bank for such Lender’s Revolving Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute an Adjusted Base Rate Advance to the Borrower from such Lender. If such reimbursement is not made by any Lender to any Issuing Bank on the same day on which such Issuing Bank shall have made payment on any such draw, such Lender shall pay interest thereon to such Issuing Bank for each such day from the date such payment should have been made until the date repaid at a rate per annum equal to the Federal Funds Rate for each such day. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders with Revolving Commitments to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Adjusted Base Rate Advances made by such Lenders to the Borrower on the day of payment under such Letter of Credit.

     (d)  Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the respective Issuing Bank or any other Person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the respective Issuing Bank would not be liable therefor pursuant to the following paragraph (e);

(v) payment by the respective Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

     (e)  Liability of Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Bank, nor any other Lender, nor any of their respective officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by such Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including such Issuing Bank’s own negligence),

except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Bank’s gross negligence in failing to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

     Section 2.14 Determination of Leverage Ratio and Senior Unsecured Leverage Ratio. The Leverage Ratio shall be determined by the Administrative Agent, as follows:

     (a)  Quarterly. On the Status Reset Date the Administrative Agent shall determine the Leverage Ratio and the Senior Unsecured Leverage Ratio as of the last day of the immediately preceding Fiscal Quarter upon receipt of a Compliance Certificate setting forth the components of the Leverage Ratio and the Senior Unsecured Leverage Ratio as of such date.

     (b)  Adjustments. Following each making, acquisition or disposition by the Parent or its Subsidiary of a Hotel Property or any of the Parent’s or its Subsidiary’s other Investments or Non-Replaced Property with an Investment Amount in excess of $5,000,000 or the incurrence by the Parent or its Subsidiary of additional Indebtedness (excluding any Obligations) in excess of $5,000,000 (an “Adjustment Event”), and the Administrative Agent’s receipt of an Adjustment Report with respect thereto, the Administrative Agent shall adjust the Leverage Ratio and the Senior Unsecured Leverage Ratio accordingly.

     Section 2.15 Lender Replacement.

     (a)  Right to Replace. The Borrower shall have the right to replace each Lender either (i) affected by a condition under Section 2.02(c)(vi), 2.09, 2.11, or 2.12 for more than 60 days or (ii) that refuses to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders [Super Required Lenders with respect to the matters covered in Section 10.01(b) of this Agreement] (each such affected or non-consenting Lender, an “Affected Lender”) in accordance with the procedures in this Section 2.15 and provided that no reduction of the total Revolving Commitments or Term Advances occurs as a result thereof.

     (b)  Replacement Allocation.

(i) Upon the occurrence of any condition permitting the replacement of a Lender, the Administrative Agent in its sole discretion shall have the right to reallocate the amount of the Revolving Commitments or Term Advances, as applicable, of the Affected Lenders to Persons who desire to increase their Revolving Commitments or Term Advances, as applicable, including without limitation to Persons which are not already party to this Agreement but which qualify as Eligible Assignees, which election shall be made by written notice within 30 days after the date such condition occurs.

(ii) If the aggregate amount of the reallocated Commitments is less than the Commitments of the Affected Lenders, or reallocated Term Advances is less than the Term Advances of the Affected Lenders, (A) the respective Commitments or Term Advances, as applicable, of the Lenders which have received such reallocated Commitments or Term Advances, as applicable, shall be increased by the respective amounts of their proposed reallocations to the extent any such Lender agrees to such increase, and (B) the Borrower shall have the right to add additional Lenders which are Eligible Assignees to this Agreement to replace such Affected Lenders, which additional Lenders would have aggregate Commitments or Term Advances, as applicable, no greater than those of the Affected Lenders minus the amounts of the Commitments or Term Advances, as applicable, already reallocated.

(iii) Notwithstanding any provision in this Section 2.15 to the contrary, (A) no Lender may have such Lender’s Commitment or Term Advances, as applicable, increased pursuant to the provisions of this Section 2.15 without such Lender’s written consent and (B) no Lender except for an Affected Lender may have such Lender’s Commitment or Term Advances, as applicable, decreased pursuant to the provisions of this Section 2.15 without such Lender’s written consent.

     (c)  Procedure. Any assumptions of Commitments or Term Advances, as applicable, pursuant to this Section 2.15 shall be (i) made by the purchasing Lender or Eligible Assignee and the selling Lender entering into an Assignment and Assumption and by following the procedures in Section 10.06 for adding a Lender. In connection with the reallocation of the Commitments or Term Advances, as applicable, of any Lender pursuant to the foregoing paragraph (b), each Lender with a reallocated Commitment or Term Advances, as applicable, shall purchase from the Affected Lenders at par such Lender’s ratable share of the outstanding Revolving Advances or

Term Advances, as applicable, of the Affected Lenders and, in connection with a reallocation of Revolving Commitments, assume such Lender’s ratable share of the Affected Lenders’ Letter of Credit Exposure.

     Section 2.16 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) (i) on account of the Revolving Advances made by it in excess of its Revolving Share of payments or collateral on account of the Revolving Advances or Letter of Credit Obligations obtained by all the Lenders, or (ii) on account of the Term Advances made by it in excess of its Term Share of payments or collateral on account of the Term Advances obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Revolving Advances or Term Advances, as applicable, made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to the purchasing Lender to (b) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by Legal Requirement, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE III

CONDITIONS OF LENDING

     Section 3.01 Conditions Precedent to the Initial Advance. The obligation of each Lender to make any Advance hereunder and of the Issuing Bank to issue any Letter of Credit are subject to the following conditions precedent being satisfied on or prior to November 15, 2002:

     (a)  Documentation. The Administrative Agent shall have received counterparts of this Agreement executed by the Borrower and the Lenders, and the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and, with respect to this Agreement, all Guaranties and the Environmental Indemnity, in sufficient copies for each Lender:

(i) the Revolving Notes, all Guaranties, and the Environmental Indemnity;

(ii) the Security Documents to the extent applicable executed by the Borrower, the Parent and the other Guarantors granting to the Administrative Agent for the benefit of the Lenders an Acceptable Lien in the Collateral, together with stock certificates, stock powers executed in blank, UCC-1 financing statements and any other documents, agreements or instruments necessary or desirable to create an Acceptable Lien in the Collateral, provided that in the Administrative Agent’s discretion certain Security Documents necessary for the granting to the Administrative Agent for the benefit of the Lenders of an Acceptable Lien in Ownership Interests in Persons which are domiciled outside the United States may be executed and delivered within ten (10) Business Days of the Closing;

(iii) a certificate from a Responsible Officer of the Parent on behalf of the Borrower dated as of the Effective Date stating that as of the Effective Date (A) all representations and warranties of the Borrower set forth in this Agreement and the Credit Documents are true and correct in all material respects; (B) no Default has occurred and is continuing; (C) the conditions in this Section 3.01 have been met or waived in writing; and (D) to the best of the Borrower’s knowledge there are no claims, defenses, counterclaims or offsets against the Lenders under the Credit Documents;

(iv) a certificate of the Secretary or an Assistant Secretary of the Parent on behalf of the Borrower and each corporation or limited liability company that is either a Guarantor or a general partner of a Guarantor dated as of the date of this Agreement certifying as of the date of this Agreement (A) the names and true signatures of officers or authorized representatives of the Parent and such other Persons authorized to sign the Credit Documents to which such Person is a party in the capacity therein indicated, (B) resolutions of the Board of Directors or the members of the Parent and such other Persons with respect to the transactions herein contemplated, (C) either (x) the copies of the organizational documents of the Parent and such other Persons delivered to the Lenders are still true and correct and have not been amended or modified since such date or (y) copies of any modification or amendment to the organizational documents of the Parent or any such other Persons made since such date, (D) a true and correct copy of the partnership agreement for the Borrower and each Guarantor which is a partnership, (E) a true and correct copy of all partnership, corporate or limited liability company authorizations necessary or desirable in connection with the transactions herein contemplated, (F) a true and correct copy of the Intercompany Agreement, and (G) a true and correct copy of the Senior Indenture — $200,000,000 9 1/8% Senior Notes;

(v) (A) one or more favorable written opinions of DeCampo, Diamond & Ash, special counsel for the Borrower, the Parent, and their Subsidiaries, in a form reasonably acceptable to the Administrative Agent, in each case dated as of the Closing Date and with such changes as the Administrative Agent may approve, and (B) such other legal opinions as the Administrative Agent shall reasonably request, in each case dated as of the Closing Date and with such changes as the Administrative Agent may approve;

(vi) a Compliance Certificate dated as of the Closing Date reflecting for the financial tests covered therein the pro forma financial performance for the Borrower for the Rolling Period ended September 30, 2002, duly completed and executed by the Chief Financial Officer or Treasurer of the Parent; and

(vii) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent may reasonably request.

     (b)  Representations and Warranties. The representations and warranties contained in Article IV hereof, the Guaranties, and the Environmental Indemnities shall be true and correct in all material respects.

     (c)  Certain Payments. The Borrower shall have paid the fees required to be paid as of the execution of this Agreement pursuant to the Fee Letter.

     (d)  Security Documents. Except as expressly contemplated by the provisions of Section 3.01(a)(ii) above, the Administrative Agent shall have received all appropriate evidence required by the Administrative Agent in its reasonable discretion necessary to determine that the Administrative Agent has an Acceptable Lien in the Collateral, including, without limitation, lien searches conducted on the Borrower and the Guarantors and lien releases with respect to any Collateral currently subject to a Lien other than Permitted Encumbrances.

     Section 3.02 Conditions Precedent for Each Borrowing or Letter of Credit. The obligation of each Lender to fund an Advance on the occasion of each Borrowing (other than the Conversion or continuation of any existing Borrowing) and of any Issuing Bank to issue or increase or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase or extension of such Letter of Credit:

     (a)  the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance or increase or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance or increase or extension of such Letter of Credit such statements are true):

(i) the representations and warranties contained in Article IV hereof, the Guaranties, the Environmental Indemnities and the other Credit Documents, as such representations and warranties (excluding those contained within Section 4.06 or those contained within Section 4.08 pertaining to litigation reasonably likely to result in or cause a Material Adverse Change) may change based upon events or activities permitted by this Agreement, are correct in all material respects on and as of the date of such Borrowing or the issuance or increase or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance or increase or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date; and

(ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, as evidenced by a Compliance Certificate executed and delivered by the Borrower to the Administrative Agent dated as of the date of the Notice of Borrowing; provided that the financial tests in such Compliance Certificate except for the Leverage Ratio do not need to be updated from the last Compliance Certificate delivered by the Borrower except for an update of the Leverage Ratio and the Senior Unsecured Leverage Ratio if an Adjustment Event has occurred since the date of such Compliance Certificate and the Borrower has not yet delivered the Adjustment Report in connection with such Adjustment Event; and

     (b)  the Administrative Agent shall have received such other approvals, opinions or documents deemed necessary or desirable by any Lender or the Administrative Agent as such party may reasonably request.

     Section 3.03 Conditions as Covenants. Without in any way waiving the conditions precedent contained in Sections 3.01 or 3.02, if the Lenders make any Advances, or the Issuing Bank issues a Letter of Credit, prior to the satisfaction of all conditions precedent set forth in Sections 3.01 and 3.02., the Borrower shall nevertheless cause such condition or conditions to be satisfied within two (2) Business Days (ten (10) Business Days for those items for which the Borrower is permitted such time period pursuant to the provisions of Section 3.01) after the date of the making of such Advances or the issuance of such Letter of Credit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants as follows:

     Section 4.01 Existence; Qualification; Partners; Subsidiaries.

     (a)  The Borrower is a limited partnership duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change to the Borrower.

     (b)  The Parent is a corporation duly organized, validly existing, and in good standing under the laws of Maryland and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change to the Parent. The Parent owns 100% of the outstanding stock in MeriStar LP, Inc. and is the sole general partner of the Borrower. MeriStar LP, Inc. owns at least 88% of the outstanding partnership interests in the Borrower and is the sole limited partner of the Borrower. The Parent has no first tier Subsidiaries except for the Borrower, MeriStar LP, Inc., and certain Permitted Other Subsidiaries.

     (c)  Each Subsidiary of the Borrower is a corporation, limited partnership, general partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification, except where the failure to so qualify would not cause a Material Adverse Change to such Subsidiary. The Borrower has no Subsidiaries on the date of this Agreement other than the Subsidiaries listed on the attached Schedule 4.01. Schedule 4.01 lists the jurisdiction of formation and the address of the principal office of each such Subsidiary existing on the date of this Agreement. Schedule 4.01 lists which of such Subsidiaries are TRS. As of the date of this Agreement, the Borrower owns, directly or indirectly, at least the percentage interests in each such Subsidiary listed on the attached Schedule 4.01.

     Section 4.02 Partnership and Corporate Power. The execution, delivery, and performance by the Borrower, the Parent, and each Guarantor of the Credit Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within such Persons’ partnership, limited liability company and corporate powers, as applicable, (b) have been duly authorized by all necessary corporate, limited liability company and partnership action, as applicable, (c) do not contravene (i) such Person’s certificate or articles, as the case may be, of incorporation or by-laws, operating agreement or partnership agreement, as applicable, or (ii) any law or any contractual restriction binding on or affecting any such Person, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s partnership powers, will have been duly authorized by all necessary partnership action, (a) will not contravene (i) the Borrower’s partnership agreement or (ii) any law or any contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to cause a Material Adverse Change, and (b) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

     Section 4.03 Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower, the Parent, or any Guarantor of the Credit Documents to which it is a party or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing the absence of which could reasonably be expected to cause a Material Adverse Change.

     Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower; each Guaranty and the other Credit Documents to which each Guarantor and the Parent is a party have been duly executed and delivered by such Guarantor; and the Environmental Indemnity and Pledge Agreement have been duly executed and delivered by the respective parties thereto. Each Credit Document is the legal, valid, and binding obligation of the Borrower, the Parent, and each Guarantor which is a party to it enforceable against the Borrower, the Parent, and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

     Section 4.05 Parent Common Stock; REIT. The entire authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock of which approximately 44,600,000 shares of Parent Common Stock are duly and validly issued and outstanding, fully paid and nonassessable as of the Closing Date. The issuance and sale of such Parent Common Stock either (i) has been registered under applicable federal and state securities laws or (ii) was issued pursuant to an exemption therefrom. The Parent Common Stock is duly listed on the New York Stock Exchange, Inc. and the Parent has timely filed all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission. The Parent qualifies as a REIT.

     Section 4.06 Financial Statements. The respective Consolidated balance sheets, statements of operations, shareholders’ equity and cash flows, of the Parent and the Borrower contained in the Financial Statements fairly present such Person’s financial condition in all material respects on a Consolidated basis as of the dates indicated in the Financial Statements and the respective results of the operations for the periods indicated, and such balance sheets and statements were prepared in accordance with GAAP, subject to year-end adjustments. Since the date of such statements, no Material Adverse Change has occurred.

     Section 4.07 True and Complete Disclosure. No representation, warranty, or other statement made by the Borrower (or on behalf of the Borrower) in this Agreement or any other Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement. There is no fact known to any Responsible Officer of the Borrower or the Parent on the date of this Agreement that has not been disclosed to the Administrative Agent which could reasonably be expected to cause a Material Adverse Change. All projections, estimates, and pro forma financial information furnished by the Borrower and/or the Parent or on behalf of the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished. No representation, warranty or other statement made the Parent’s latest 10K, the 10Q or the annual report contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date same were made. Borrower and/or Parent has made all filings required by the Exchange Act.

     Section 4.08 Litigation. Except as set forth in the attached Schedule 4.08, there is no pending or, to the best knowledge of the Borrower, threatened investigation, action or proceeding affecting the Borrower, the Parent, or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator either (a) in which in Borrower’s good faith judgment the anticipated loss is over $500,000 (provided that with respect to the giving of this representation after the date of this Agreement, the representation shall only be deemed to apply to those matters for which Administrative Agent would have been entitled to notice under Section 5.05(l)) or (b) which in Borrower’s good faith judgment would result in criminal penalties against the Parent, the Borrower or their respective Subsidiaries which could reasonably be expected to cause a Material Adverse Change.

     Section 4.09 Use of Proceeds and Letters of Credit.

     (a)  Advances. The proceeds of the Advances have been, and will be used by the Borrower (i) to repay the Indebtedness evidenced by the Existing Credit Agreement, (ii) to refinance other existing Indebtedness, (iii) to make Investments permitted pursuant to the provisions of Section 6.07, (iv) to finance the renovation, repair, restoration and expansion of Hotel Properties, Capital Expenditures for and expenditures for FF&E for any Hotel Properties in accordance with the provisions of Section 5.06 and as permitted pursuant to the provisions of Sections 6.07 and 6.13, (v) for working capital and general corporate purposes of the Parent, the Borrower and their respective Subsidiaries, and (vi) for costs incurred in connection the Parent’s or any of its Subsidiary’s sale or issuance of equity securities or incurrence of Indebtedness done in compliance with this Agreement.

     (b)  Regulations. No proceeds of Advances will be used to purchase or carry any Margin Stock or be used in violation of Regulations T, U or X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     (c)  Letters of Credit. The Letters of Credit shall be used by the Borrower in connection with (i) the making of investments permitted pursuant to the provisions of Section 6.07 or (ii) the Borrower’s Hospitality/Leisure Related Business and ancillary activities.

     Section 4.10 Investment Company Act. Neither the Borrower, the Parent nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.11 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, the Borrower, their respective Subsidiaries, or any member of a Controlled Group have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and where the failure to file could reasonably be expected to cause a Material Adverse Change, except where contested in good faith and by appropriate proceedings; and all taxes and other impositions due and payable (which are material in amount) have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss (which are material in amount) may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings. As of the date of this Agreement, neither the Parent, the Borrower nor any member of a Controlled Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the Property owned by the Parent, the Borrower or any other member of a Controlled Group is Property which the Parent, the Borrower or any member of a Controlled Group is required to be treated as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Borrower and all members of each Controlled Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Parent, the Borrower and all other members of each Controlled Group, the failure to timely pay of which could reasonably be expected to cause a Material Adverse Change. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate member of the applicable Controlled Group.

     Section 4.12 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. Except where the failure would not cause a Material Adverse Change, no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. Neither the Parent, the Borrower, nor any member of a Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability. As of the most recent valuation date applicable thereto, neither the Parent, the Borrower nor any member of a Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization.

     Section 4.13 Condition of Hotel Property; Casualties; Condemnation. Except as disclosed in an Engineering Report, each Initial Property and any Future Property (a) is and will continue to be in good repair, working order and condition, normal wear and tear excepted, (b) is free of structural defects other than those being addressed by the Borrower and for which the Borrower has sufficient funds to address, (c) is not subject to material deferred maintenance and (d) has and will have all building systems contained therein and all other FF&E in good repair, working order and condition, normal wear and tear excepted. No condemnation or other like proceedings that has had, or could reasonably be expected to cause, a Material Adverse Change, are pending nor, to the knowledge of the Borrower, threatened against any Property in any manner whatsoever. No casualty has occurred to any Property that could reasonably be expected to cause a Material Adverse Change.

     Section 4.14 Insurance. The Borrower and each of its Subsidiaries carry the insurance required pursuant to the provisions of Section 5.07.

     Section 4.15 No Burdensome Restrictions; No Defaults.

     (a)  Except in connection with Indebtedness which is (i) either permitted pursuant to the provisions of Section 6.02, or (ii) being repaid with the proceeds of the initial Borrowing, neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement. Neither the Borrower, the Parent nor any of their respective Subsidiaries is a party to any agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which could reasonably be expected to cause a Material Adverse Change.

     (b)  Except for the Senior Indentures, neither the Borrower, nor the Parent, nor their respective Subsidiaries has entered into or suffered to exist any agreement (other than this Agreement and the Credit Documents) (i) prohibiting the creation or assumption of any Lien upon the Properties of the Parent, the Borrower or any of their respective Subsidiaries (except for

Properties of and Ownership Interests in the Permitted Other Subsidiaries), whether now owned or hereafter acquired, or (ii) requiring an obligation to be secured if some other obligation is or becomes secured.

     (c)  Neither the Borrower, the Parent nor any of their Subsidiaries is in default under or with respect to (i) any contract, agreement, lease or other instrument which could reasonably be expected to cause a Material Adverse Change or (ii) any ground lease, participating lease, franchise agreement, license agreement or management agreement which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower, the Parent nor any of their Subsidiaries has received any written notice of default under any ground lease, participating lease, franchise agreement, license agreement or management agreement. Neither the Borrower, the Parent nor any of their Subsidiaries has received any notice of default under any other material contract, agreement, lease or other instrument which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

     (d)  No Default has occurred and is continuing (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     Section 4.16 Environmental Condition.

     (a)  Except as set forth in Schedule 4.16 (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given), to the knowledge of the Borrower, the Borrower and its Subsidiaries (i) have obtained all Environmental Permits material for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have been and are in material compliance with all terms and conditions of such Environmental Permits and with all other requirements of applicable Environmental Laws; (iii) have not received written notice of any violation or alleged violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim. To the knowledge of the Borrower (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given), the Borrower and its Subsidiaries are not subject to any actual or contingent Environmental Claim which the Borrower believes in good faith will involve cost or expense to the Borrower or its Subsidiaries in excess of $1,000,000 for any single Environmental Claim, or in excess of $5,000,000 for all such Environmental Claims in the aggregate.

     (b)  Except as set forth in Schedule 4.16, to the knowledge of Borrower, none of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws which could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located; (iii) has been the site of any Release, use or storage of Hazardous Substances or Hazardous Wastes from present or past operations except for Permitted Hazardous Substances, which Permitted Hazardous Substances have not caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response or (iv) none of the Improvements are constructed on land designated by any Governmental Authority having land use jurisdiction as wetlands.

     Section 4.17 Legal Requirements, Zoning, Utilities, Access. Except as set forth on Schedule 4.17 attached hereto, the use and operation of each Hotel Property as a commercial hotel with related uses constitutes a legal use under applicable zoning regulations (as the same may be modified by special use permits or the granting of variances or “grand fathering”) and complies in all material respects with all Legal Requirements, and does not violate in any material respect any material approvals, material restrictions of record or any material agreement affecting any Hotel Property (or any portion thereof). The Borrower and its Subsidiaries possess all certificates of public convenience, authorizations, permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights (collectively “Permits”) required by Governmental Authority to own and operate the Hotel Properties, except for those Permits that if not obtained would not cause a Material Adverse Change. The Borrower and its Subsidiaries own and operate their business in material compliance with all applicable Legal Requirements and are otherwise in compliance with all Legal Requirements except for non-compliance which in the aggregate would not cause a Material Adverse Change. To the extent necessary for the full utilization of each Hotel Property in accordance with its current use, telephone services, gas, steam, electric power, storm sewers, sanitary sewers and water facilities and all other utility services are available to each Hotel Property, are adequate to serve each such Hotel Property, exist at the boundaries of the Land and are not subject to any conditions, other than normal charges to the utility supplier, which would limit the use of such utilities. All streets and easements necessary for the occupancy and operation of each Hotel Property are available to the boundaries of the Land.

     Section 4.18 Existing Indebtedness.

     (a)  Except for the Obligations, the only Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries existing as of the Effective Date is the Senior Unsecured Indebtedness, other Unsecured Indebtedness, Secured Non-Recourse Indebtedness and Secured Recourse Indebtedness set forth on Schedule 4.18(a) attached hereto. Schedule 4.18(a) attached hereto correctly sets forth whether such Indebtedness is Senior Indebtedness or Subordinate Indebtedness. No “default” or “event of default”, however defined, has occurred and is continuing under any such Indebtedness (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     (b)  To the best of the Borrower’s knowledge, (i) the fair value and present fair saleable value on a going concern basis of the Property of the Parent, the Borrower and their respective Subsidiaries, on a Consolidated basis, exceeds the amount that will be required to pay the probable liabilities of such Persons, on a Consolidated basis, on their Indebtedness, as such Indebtedness becomes absolute and matured, (ii) the Parent, the Borrower and their respective Subsidiaries, on a Consolidated basis, will have sufficient cash flow to enable them to pay their debts as they mature, and (iii) the Parent, the Borrower and their respective Subsidiaries, on a Consolidated basis, are able to pay their Indebtedness as it matures in the normal course of business.

     Section 4.19 Ownership; Title; Encumbrances. As of the Closing Date, the only Hotel Properties leased or owned by the Parent, the Borrower or any of their respective Subsidiaries are the Initial Properties. With respect to the Initial Properties, the Borrower or any Subsidiary, as the case may be, has (i) good and marketable fee simple title to the Real Property (other than for Real Property subject to a ground lease, as to which it has a valid leasehold or subleasehold interest) and (ii) good and marketable title to the Personal Property (other than Personal Property for any Hotel Property for which the Property Owner has a valid leasehold interest) free and clear of all Liens except Permitted Encumbrances, and there exists no Liens or other charges against such Property or leasehold interest or any of the real or personal, tangible or intangible, Property of the Borrower or any Guarantor (including without limitation statutory and other Liens of mechanics, workers, contractors, subcontractors, suppliers, taxing authorities and others; provided that certain Capital Expenditures have been made to the Hotel Properties prior to the Effective Date for which the payment is not past due), except (A) Permitted Encumbrances and (B) the Personal Property (plus any replacements thereof) owned by an Approved Operator.

     Section 4.20 Leasing Arrangements.

     (a)  The only material leases of Real Property for which either the Borrower or a Subsidiary is a lessor are the Approved Participating Leases listed on Schedule 4.20(a) attached hereto. Schedule 4.20(a) attached hereto correctly sets forth whether the lessee under such leases is an Approved Operator or a TRS. The only material leases burdening the Hotel Properties for which the lessee is entitled to participate in the increased revenues of the Hotel Properties are the Approved Participating Leases.

     (b)  The only material leases of Real Property for which either the Borrower or a Subsidiary is a lessee are the ground leases listed on Schedule 4.20(b) attached hereto and the Approved Participating Leases listed on Schedule 4.20(a) where a TRS is the lessee. The Property Owner for a Real Property subject to a ground lease is the lessee under such ground lease and no consent is necessary to such Person being the lessee under such ground lease which has not already been obtained.

     (c)  The aforementioned ground leases and the Approved Participating Leases are in full force and effect; no monetary defaults by the Borrower or any Guarantor, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder; and no other defaults by the Borrower or any Guarantor, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder which could reasonably be expected to cause a Material Adverse Change (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     Section 4.21 Franchise Agreements. The only hotel franchise agreements or license agreements burdening the Initial Properties are those certain agreements listed on Schedule 4.21 attached hereto. The Property Owner or Approved Operator for a Hotel Property subject to a franchise or license agreement is the licensee under such agreement and no consent is necessary to such Person being the licensee under such agreement which has not already been obtained except for those consents, if any, which are set forth on Schedule 4.21. To the knowledge of the Borrower, such franchise and license agreements are in full force and effect and no material defaults by the Borrower or any Subsidiary exist thereunder (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     Section 4.22 Management Agreements. The only management agreements burdening the Initial Properties (excluding management agreements for parking facilities) are those certain management agreements listed on Schedule 4.22 attached hereto, and, except as set forth on Schedule 4.22, all such management agreements are between a TRS, as owner, and an Approved Operator, as manager. To the knowledge of the Borrower, the management agreements are in full force and effect and no material defaults by the TRS exist thereunder (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     Section 4.23 Intercompany Agreement. The Intercompany Agreement is in full force and effect and no material defaults by the Borrower or any Guarantor, or to the actual knowledge of the Borrower by any other party thereto, exist thereunder (or with respect to the giving of this representation after the date of this Agreement, as otherwise disclosed to the Administrative Agent in writing after the date of this Agreement and prior to the date such representation is deemed given).

     Section 4.24 Senior Indebtedness. The Obligations and all renewals and extensions of the Obligations constitute “Designated Senior Indebtedness” under the Subordinate Convertible Indenture and the Subordinate Indenture.

ARTICLE V

AFFIRMATIVE COVENANTS

     So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, the Borrower agrees to comply with the following covenants.

     Section 5.01 Compliance with Laws, Etc. The Borrower will comply, and cause the Parent and each of its Subsidiaries to comply, in all material respects with all Legal Requirements.

     Section 5.02 Preservation of Existence; Separateness, Etc.

     (a)  The Borrower will preserve and maintain, and cause each of its Subsidiaries (as long as a Subsidiary owns assets) to preserve and maintain, its partnership, limited liability company or corporate (as applicable) existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign partnership or corporation as applicable in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

     (b)  (i) The Parent Common Stock shall at all times be duly listed on the New York Stock Exchange, Inc., and (ii) the Parent shall timely file all reports required to be filed by it with the New York Stock Exchange, Inc. and the Securities and Exchange Commission.

     (c)  The Borrower shall cause the Permitted Other Subsidiaries which either (i) are an Approved Operator of a Hotel Property which secures Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness or (ii) have Indebtedness and own a Hotel Property to, (A) maintain financial statements, accounting records and other corporate records and other documents separate from all Persons other than Permitted Other Subsidiaries, (B) maintain their own bank accounts in their own name, separate from all Persons other than Permitted Other Subsidiaries, (C) pay their own expenses and other liabilities from their own assets and incur (or endeavor to incur) obligations to other Persons based solely upon their own assets and creditworthiness and not upon the creditworthiness of each other or any other Person, and (D) file their own tax returns or, if part of a consolidated group, join in the consolidated tax return of such group as a separate member thereof.

     (d)  The Borrower shall, and shall cause the Permitted Other Subsidiaries which either (i) are an Approved Operator of a Hotel Property which secures Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness or (ii) have Indebtedness and own a Hotel Property to, take all actions necessary to keep such Permitted Other Subsidiaries, separate from the Borrower and the Borrower’s other Subsidiaries, including, without limitation, (A) the taking of action under the direction of the Board of Directors, members or partners, as applicable, of such Permitted Other Subsidiaries and, if so required by the Certificate of Incorporation or the Bylaws, operating agreement or partnership agreement, as applicable, of such Permitted Other Subsidiaries or by any Legal Requirement, the approval or consent of the stockholders, members or partners, as applicable, of such Permitted Other Subsidiaries, (B) the preparation of corporate, partnership or limited liability company minutes for or other appropriate evidence of each significant transaction engaged in by such Permitted Other Subsidiaries, (C) the observance of separate approval procedures for the adoption of resolutions by the Board of Directors or consents by the partners, as applicable, of such Permitted Other Subsidiaries, on the one hand, and of the Borrower and the Borrower’s other Subsidiaries, on the other hand, and (D) preventing the cash, cash equivalents, credit card receipts or other revenues of the Hotel Properties owned by such Permitted Other Subsidiaries or any other assets of such Permitted Other Subsidiaries from being commingled with the cash, cash equivalents, credit card receipts or other revenues collected by the Borrower or the Borrower’s other Subsidiaries.

     (e)  The Borrower shall take all steps reasonably necessary to avoid (i) misleading any other Person as to the identity of the entity with which such Person is transacting business or (ii) implying that the Borrower is, directly or indirectly, absolutely or contingently, responsible for the Indebtedness or other obligations of the Permitted Other Subsidiaries or any other Person.

     Section 5.03 Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by Legal Requirement become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim (a) which is being contested in good faith and by appropriate proceedings, (b) with respect to which reserves in conformity with GAAP have been provided, (c) such charge or claim does not constitute and is not secured by any choate Lien on any portion of any Hotel Property and no portion of any Hotel Property is in jeopardy of being sold, forfeited or lost during or as a result of such contest, (d) neither the Administrative Agent nor any Lender could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (e) such contest does not, and could not reasonably be expected to, result in a Material Adverse Change.

     Section 5.04 Visitation Rights; Lender Meeting. At any reasonable time and from time to time and so long as any visit or inspection will not unreasonably interfere with the Borrower’s or any of its Subsidiaries’ operations, upon reasonable notice, the Borrower will, and will cause the Parent and its Subsidiaries and those Persons operating the Hotel Properties, to, permit the Administrative Agent and any Lender or any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower, the Parent and any of their respective Subsidiaries; to inspect such other records and documents of the Borrower, the Parent and any of their respective Subsidiaries as shareholders of the Parent are entitled; and to discuss the affairs, finances and accounts of such Persons with any of their respective officers or directors. Without in any way limiting the foregoing, the Borrower will, upon the request of the Administrative Agent, participate in a meeting with the Administrative Agent and the Lenders once during each calendar year to be held at the Borrower’s office in the District of Columbia (or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent.

     Section 5.05 Reporting Requirements. The Borrower will furnish to the Administrative Agent and, with respect to those items set forth in clauses (a), (b) and (c), each Lender:

     (a)  Quarterly Financials. As soon as available and in any event not later than fifty (50) days after the end of each Fiscal Quarter of the Parent (except for the Fiscal Quarter which ends on the date the Fiscal Year ends), the respective unaudited Consolidated balance sheets of the Parent and its Subsidiaries and the Borrower and its Subsidiaries as of the end of such quarter and the related respective unaudited statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries and the Borrower and its Subsidiaries for such Fiscal Quarter and the period commencing at the end of the previous year and ending with the end of such Fiscal

Quarter, and the corresponding figures as at the end of, and for, the corresponding periods in the preceding Fiscal Year, all duly certified with respect to such statements (subject to year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP, together with (i) a Compliance Certificate duly executed by a Responsible Officer of the Parent; provided that the Parent’s Total Indebtedness used to calculate the Leverage Ratio and the Parent’s Senior Unsecured Indebtedness used to calculate the Senior Unsecured Leverage Ratio in such Compliance Certificate shall be the Parent’s Total Indebtedness and the Parent’s Senior Unsecured Indebtedness, as applicable, as of the Status Reset Date during the Fiscal Quarter in which such Compliance Certificate was delivered, (ii) written notice of any anticipated material variation to an operating budget prepared pursuant to Section 5.05(c), and (iii) a report certified by a Responsible Officer of the Parent setting forth for each of the Hotel Properties owned or leased by the Parent or any of its Subsidiaries for both the Fiscal Quarter and Rolling Period just ended the revenues, the expenses, the Net Income and the EBITDA for such Hotel Properties for such Fiscal Quarter or Rolling Period, as applicable.

     (b)  Annual Financials.

(i) As soon as available and in any event not later than ninety five (95) days after the end of each Fiscal Year of the Parent, a copy of the respective Consolidated balance sheets of the Parent and its Subsidiaries and the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related respective Consolidated statements of income, shareholders’ equity and cash flows of the Parent and its Subsidiaries and the Borrower and its Subsidiaries for such Fiscal Year, and the corresponding figures as at the end of, and for, the preceding Fiscal Year, and audited and certified by KPMG, L.L.P. or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent in an opinion, without qualification as to the scope, and including, if requested by the Administrative Agent, any management letters delivered by such accountants to the Parent in connection with such audit, together with the documents required in clauses (i)-(iii) of the preceding Section 5.05(a). As soon as available and in any event not later than fifty (50) days after the end of each Fiscal Year of the Parent, the Borrower will furnish to the Administrative Agent a draft Compliance Certificate duly executed by a Responsible Officer of the Parent for such end of Fiscal Year financial statements. Such draft Compliance Certificate will be used for purposes of re-determining Status at the Status Reset Date following the end of such Fiscal Year. If the final Compliance Certificate delivered in connection with the financial statements for the end of such Fiscal Year reflects a different Status than that reflected in the draft Compliance Certificate, then (A) the Borrower shall be deemed to have been at the Status set forth in the final Compliance Certificate since the Status Reset Date following the end of the Fiscal Year and (B) within five (5) Business Days following delivery of such final Compliance Certificate, either the Borrower will pay to the Lenders or the Lenders will pay to the Borrower, as applicable, the amount of the adjustment of interest and fees payable by the Borrower under this Agreement because of such adjustment in Status.

(ii) As soon as available and in any event not later than sixty (60) days after the end of each Fiscal Year of the Parent, a copy of the officer’s certificate delivered pursuant to Section 4.4 of the Senior Note Indenture — $200,000,000 9 1/8% Senior Notes.

     (c)  Annual Budgets. Prior to the start of each Fiscal Year, the Consolidated annual operating budget of the Parent and its Subsidiaries for such upcoming Fiscal Year and the Consolidated annual Capital Expenditure and FF&E expenditure budget (stating the total of each such expenditures for each Hotel Property) of the Parent and its Subsidiaries for such upcoming Fiscal Year, both in reasonable detail and duly certified by a Responsible Officer of the Parent as the budgets presented or to be presented to the Parent’s Board of Directors for their review.

     (d)  Securities Law Filings. Promptly and in any event within fifteen (15) days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower, the Parent or any of their respective Subsidiaries sends to or files with the United States Securities and Exchange Commission or sends to all shareholders of the Parent or partners of the Borrower.

     (e)  Defaults. As soon as possible and in any event within five (5) days after the occurrence of each Default known to a Responsible Officer of the Borrower, the Parent or any of their respective Subsidiaries, a statement of an authorized financial officer or Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto.

     (f)  ERISA Notices. As soon as possible and in any event (i) within thirty (30) days after the Parent, the Borrower or any of a Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, (ii) within ten (10) days after the Parent, the Borrower or any of a Controlled Group knows that any other Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of the Parent describing such Termination Event and the action, if any, which the Parent, the Borrower or such member of such Controlled Group proposes to take with respect thereto; (iii) within ten (10) days after receipt thereof by the Parent, the Borrower or any of a Controlled Group from the PBGC, copies of each notice received by the Parent, the Borrower or any such member of such Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan; and (iv) within ten (10) days after receipt thereof by the Parent, the Borrower or any member of a Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Parent, the Borrower or any member of such Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA.

     (g)  Environmental Notices. Promptly upon the knowledge of any Responsible Officer of the Borrower of receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (ii) any action or omission on the part of the Parent or Borrower or any of their present or former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower, could reasonably be expected to cause a Material Adverse Change or an Environmental Claim in excess of $1,000,000, (iii) any notice of potential responsibility under CERCLA, or (iv) concerning the filing of a Lien upon, against or in connection with the Parent, Borrower, their present or former Subsidiaries, or any of their leased or owned Property, wherever located.

     (h)  Other Governmental Notices or Actions. Promptly and in any event within five Business Days after receipt thereof by the Borrower, the Parent or any of their respective Subsidiaries, (i) a copy of any notice, summons, citation, or proceeding seeking to adversely modify in any material respect, revoke, or suspend any license, permit, or other authorization from any Governmental Authority, which action could reasonably be expected to cause a Material Adverse Change, and (ii) any revocation or involuntary termination of any license, permit or other authorization from any Governmental Authority, which revocation or termination could reasonably be expected to cause a Material Adverse Change.

     (i)  Reports Affecting the Leverage Ratio. On or prior to the fifteenth (15th) day following any Adjustment Event, an Adjustment Report with respect to such Adjustment Event.

     (j)  Press Releases. Promptly and in any event within five (5) days after the sending or releasing thereof, copies of all press releases or other releases of information to the public by the Borrower, the Parent or any of their respective Subsidiaries or releases of information to the Parent’s shareholders.

     (k)  Corporate Activity. Promptly following any merger or dissolution of any Subsidiary of the Borrower which is permitted hereunder or event which would make any of the representations in Section 4.01-4.04 untrue, notice thereof.

     (l)  Material Litigation. As soon as possible and in any event within five days of any Responsible Officer of the Borrower, the Parent or any of their respective Subsidiaries having knowledge thereof, notice of any litigation, claim or any other event which could reasonably be expected to cause a Material Adverse Change.

     (m)  Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, the Parent or any of their respective Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.

     Section 5.06 Maintenance of Property and Required Work. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain their owned, leased, or operated Property in a manner consistent for hotel properties and related property of the same quality and character and shall keep or cause to be kept every part thereof and its other properties in good condition and repair, reasonable wear and tear excepted, and make all reasonably necessary repairs, renewals or replacements thereto as may be reasonably necessary to conduct the business of the Borrower and its Subsidiaries, (b) not renovate or expand any of the Improvements except as permitted by Section 6.07(h), (c) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about any Hotel Property, (d) substantially maintain and repair each Hotel Property as required by any franchise agreement, license agreement, management agreement or ground lease for such Hotel Property, and (e) commence the Required Work for any Future Property by a date which would allow a reasonable period of time to complete such work on or prior to the deadline set for such Required Work agreed to by the Borrower and the Administrative Agent, (f) after any commencement of any work for any Hotel Property diligently perform such work (i) in a good and workmanlike manner, (ii) in compliance in all material respects with all Legal Requirements, and (iii) for the

Required Work for any Future Property, by the required deadline and as described in the Engineering Reports and/or the Environmental Reports for such Future Property. Except as may be required to maintain the Parent’s status as a REIT under the Code, any Capital Expenditures or expenditures or leases for FF&E made for any Hotel Property shall be in the name of the Property Owner for such Hotel Property.

     Section 5.07 Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, the insurance required pursuant to Schedule 5.07.

     Section 5.08 Interest Rate Agreements. From the date thirty (30) days following the Closing Date until the Maturity Date, the Borrower shall cause the Parent to obtain and thereafter maintain Interest Rate Agreements reasonably satisfactory to the Administrative Agent, sufficient to ensure that 50% of the Parent’s Total Indebtedness, measured as of each day during such period, shall be covered by such Interest Rate Agreements or shall have a fixed rate of interest. Any Interest Rate Agreements for the Parent shall be provided by either a Lender, an Affiliate of a Lender or a bank or other financial institution whose long-term debt rating is equal to or greater than “A”. To the extent that any Interest Rate Agreement is provided by a Lender or an Affiliate of a Lender, the obligations of the Parent or its Subsidiary under such Interest Rate Agreement may be secured by the Collateral pari passu with the Obligations. However, the pledge of any Collateral to secure any Interest Rate Agreement from any Person which is not a Lender or an Affiliate of a Lender shall be subject to the written approval of the Administrative Agent.

     Section 5.09 Approved Participating Leases and Approved Management Agreements. Upon knowledge of a material default by an Approved Operator (other than a TRS) under an Approved Participating Lease or an Approved Management Agreement, as applicable, the Borrower will send, or will cause the Guarantor who is a party to such Approved Participating Lease or Approved Management Agreement, as applicable, to send, a notice of such default to such Approved Operator as provided in the document under which such default has occurred unless in Borrower’s good faith judgment such Approved Operator is curing or has agreed to cure such default and thereafter diligently proceeds to cure such default.

     Section 5.10 Use of Proceeds. The proceeds of the Advances have been, and will be used by the Borrower for the purposes set forth in Section 4.09(a).

     Section 5.11 Collateral. Subject to the time periods set forth in Sections 5.12 and 6.07 for executing Security Documents in connection with a new Material Subsidiary or other Investment, the time periods set forth in Section 3.01(a)(ii) with respect to satisfying certain conditions precedent related to Ownership Interests in Persons domiciled outside the United States, and the provisions set forth in Section 5.13, the Parent, the Borrower and the Subsidiaries (a) will cause at all times the Administrative Agent to have an Acceptable Lien in the Collateral, (b) will cause at all times all material provisions of the Security Documents to be valid and binding on the Persons executing such Security Documents and (c) shall execute or re-execute such Security Documents and take such other actions as the Administrative Agent shall reasonably request in order for the Administrative Agent to maintain or create an Acceptable Lien in the Collateral, including without limitation any Collateral acquired by the Borrower, the Parent, or any of the other Guarantors after the Closing Date. Without limiting the foregoing, on the Closing Date the Parent will grant to the Administrative Agent an Acceptable Lien in the Parent’s Ownership Interests in the Borrower at the time of granting such Acceptable Lien and thereafter maintain such Acceptable Lien. Notwithstanding the foregoing, upon request of the Borrower to the Administrative Agent, the Administrative Agent will release from the Liens of the Security Documents in conjunction with any repayment of Advances required under this Agreement in connection therewith (a) the Property which is the subject of a Permitted Asset Disposition and (b) any Hotel Property and the Ownership Interests in the Permitted Other Subsidiary which owns such Hotel Property in connection with the incurrence of Permitted Other Indebtedness to be secured by such Collateral. If the Property released in connection with any such Permitted Asset Disposition includes all or substantially all of the Ownership Interests in a Guarantor, or if a Permitted Other Subsidiary incurring Permitted Other Indebtedness is a Guarantor, then, upon request of the Borrower to the Administrative Agent, at the time of such Permitted Asset Disposition or the incurrence of such Permitted Other Indebtedness, as applicable, the Administrative Agent shall release such Guarantor from the Guaranty and the other Credit Documents to which such Guaranty is a party.

     Section 5.12 New Subsidiaries. Except with respect to a Permitted Other Subsidiary that has incurred or issued Permitted Other Indebtedness and as provided in the following Section 5.13, within ten (10) Business Days after either (a) the date that any Subsidiary of the Parent that was not a Material Subsidiary becomes a Material Subsidiary, or (b) the purchase by the Parent or any of its Subsidiaries of the Ownership Interests of any Person, which purchase results in such Person becoming a Material Subsidiary the Parent shall, in each case, cause (i) such Material Subsidiary to execute and deliver to the Administrative Agent either (A) a Guaranty, an Environmental Indemnity and a Security Agreement or (B) an Accession Agreement, (ii) any of the Borrower and any Guarantor who is a direct owner of the Ownership Interests of such Material Subsidiary to execute and deliver to the Administrative Agent a Security Agreement, if necessary, and such other documents as are necessary to create an Acceptable Lien in the Ownership Interests in the Material Subsidiary owned by such Person (and such other Security Documents as the Administrative Agent may reasonably request) and (iii) the Persons who are party to the documents delivered pursuant to the provisions of this Section 5.10 to provide such evidence of authority to enter into such documents as the Administrative Agent may reasonably request.

     Section 5.13 Excluded Foreign Subsidiaries. Notwithstanding the other provisions of this Agreement or the other Credit Documents to the contrary, as long as no Event of Default exists, to the extent that any such action would cause the Parent, the Borrower or any of their Subsidiaries any increase in taxes (a) no Excluded Foreign Subsidiary must execute the Guaranty, the Pledge Agreement, or the Environmental Indemnity or otherwise act as an obligor or guarantor of any of the Obligations and (b) neither the Borrower, nor any Guarantor who is a direct owner of the capital stock, membership interests or partnership interests of any Excluded Foreign Subsidiary must pledge such Ownership Interests to secure the Obligations.

ARTICLE VI

NEGATIVE COVENANTS

     So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, to comply with the following covenants.

     Section 6.01 Liens, Etc. The Borrower, the Parent and their respective Subsidiaries (except for or with respect to Permitted Other Subsidiaries) will not create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist Liens:

     (a)  securing only the Obligations;

     (b)  for taxes, assessments or governmental charges or levies on Property of the Borrower or any Guarantor to the extent not required to be paid pursuant to Sections 5.03;

     (c)  imposed by law (such as landlords’, carriers’, warehousemen’s and mechanics’ liens or otherwise arising from litigation) (i) which are being contested in good faith and by appropriate proceedings, (ii) with respect to which reserves in conformity with GAAP have been provided, (iii) which have not resulted in any Hotel Property being in jeopardy of being sold, forfeited or lost during or as a result of such contest, (iv) neither the Administrative Agent nor any Lender could become subject to any civil fine or penalty or criminal fine or penalty, in each case as a result of non-payment of such charge or claim and (v) such contest does not, and could not reasonably be expected to, result in a Material Adverse Change, provided that the Borrower does not have to comply with clauses (i) and (ii) if the Borrower has caused a title company to insure over such Lien in a manner reasonably satisfactory to the Administrative Agent;

     (d)  on leased personal property to secure solely the lease obligations associated with such property;

     (e)  securing Secured Recourse Indebtedness and Secured Non-Recourse Indebtedness permitted pursuant to the provisions of Section 6.02; and

     (f)  on the Collateral (or on other assets of the Parent and its Subsidiaries which are approved by the Administrative Agent as additional security for the Obligations) to secure Senior Indebtedness permitted by this Agreement, provided that such Liens (i) also secure the Obligations on an equal and ratable basis with such Indebtedness, and (ii) if not already granted by the Security Documents, then are granted pursuant to documentation (including documentation granting Liens to secure the Obligations on an equal and ratable basis) reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any definitions in this Agreement to the contrary, for purposes of the financial covenants contained in Article VII and the provisions of Section 6.02, any such Senior Indebtedness which is secured by assets of the Parent and its Subsidiaries on an equal and ratable basis with the Obligations shall be deemed to be Unsecured Indebtedness.

     Section 6.02 Indebtedness. The Borrower, the Parent and their respective Subsidiaries will not incur or permit to exist any Indebtedness other than the Obligations and the following:

     (a)  Unsecured Indebtedness in an amount that does not cause a breach at any time of the covenants contained in Article VII and on a pro forma basis would not be reasonably expected to cause any such breach in the future;

     (b)  Secured Recourse Indebtedness and Secured Non-Recourse Indebtedness (excluding the Obligations) incurred by Permitted Other Subsidiaries (and possibly guaranteed by the Parent) to the extent:

(i) the amount thereof does not cause a breach at any time of the covenants contained in Article VII and on a pro forma basis would not be reasonably expected to cause any such breach in the future;

(ii) the Secured Recourse Indebtedness secured by a Hotel Property does not exceed 65% of the Market Value of such Hotel Property (or with respect to Secured Recourse Indebtedness which is secured by more than one Hotel Property, such Secured Recourse Indebtedness does not exceed 65% of the aggregate Market Value of all Hotel Properties which secure such Secured Recourse Indebtedness which do not also secure other Indebtedness) and all Secured Recourse Indebtedness in the aggregate secured by Hotel Properties does not exceed 65% of the aggregate Market Value of such Hotel Properties;

(iii) the Secured Non-Recourse Indebtedness secured by a Hotel Property located in the United States does not exceed 70% of the Market Value of such Hotel Property (or with respect to Secured Non-Recourse Indebtedness which is secured by more than one Hotel Property, such Secured Non-Recourse Indebtedness does not exceed 70% of the aggregate Market Value of all Hotel Properties which secure such Secured Recourse Indebtedness which do not also secure other Indebtedness) and all Secured Non-Recourse Indebtedness in the aggregate secured by Hotel Properties located in the United States does not exceed 70% of the aggregate Market Value of such Hotel Properties; and

(iv) the Secured Non-Recourse Indebtedness secured by a Hotel Property located outside the United States does not exceed 65% of the Market Value of such Hotel Property (or with respect to Secured Non-Recourse Indebtedness which is secured by more than one Hotel Property located outside the United States, such Secured Non-Recourse Indebtedness does not exceed 65% of the aggregate Market Value of all Hotel Properties which secure such Secured Recourse Indebtedness which do not also secure other Indebtedness) and all Secured Non-Recourse Indebtedness in the aggregate secured by Hotel Properties located outside the United States does not exceed the lesser of (A) 65% of the aggregate Market Value of such Hotel Properties or (B) $100,000,000; provided that for purposes of this Section 6.02(b) the Borrower shall not be deemed to be in default of this Section 6.02(b) solely because of (1) a decrease in the Market Value of a Hotel Property after the date of incurrence of the Indebtedness secured by such Hotel Property if the Borrower was not in default of this Section 6.02(b) at the time of incurrence of such Indebtedness and (2) any refinancing of the Indebtedness described in the preceding clause (1) which does not provide refinancing proceeds in excess of the Indebtedness refinanced;

     (c)  Capital Leases for Personal Property;

     (d)  Interest Rate Agreements; provided that (i) such agreements shall be unsecured except as provided in Section 10.16 and the Pledge Agreement, (ii) the dollar amount of indebtedness subject to such agreements and the indebtedness subject to Interest Rate Agreements in the aggregate shall not exceed the sum of the amount of the Revolving Commitments, the amount of the outstanding Term Advances and the amount of the other Indebtedness of the Borrower or its Affiliates which bears interest at a variable rate, and (iii) the agreements shall be at such interest rates and otherwise in form and substance reasonably acceptable to the Administrative Agent.

     (e)  Any of the following Indebtedness incurred by the Parent or the Borrower:

(i) guaranties in connection with the Indebtedness secured by a Hotel Property or interest in a Person owning a Hotel Property of (A) if the Hotel Property is subject to a ground lease, the payment of rent and performance of obligations under such ground lease, (B) real estate taxes relating to such Hotel Property, (C) capital reserves required under such Indebtedness, and (D) after a default under such Indebtedness, the rent under the applicable Approved Participating Lease will be applied to such Indebtedness;

(ii) customary indemnities for acts of malfeasance, misappropriation and misconduct and an environmental indemnity for the lender under Indebtedness permitted under this Agreement;

(iii) customary indemnities for acts of malfeasance, misappropriation and misconduct by the Permitted Other Subsidiaries and environmental indemnities, all for the benefit of the lenders of other Permitted Other Subsidiary Indebtedness in connection with such Indebtedness; and

(iv) guaranties of franchise and license agreements.

     (f)  extensions, renewals and refinancing of any of the Indebtedness specified in paragraphs (b) — (e) above so long as the principal amount of such Indebtedness is not thereby increased.

     Section 6.03 Agreements Restricting Distributions From Subsidiaries. The Borrower will not, nor will it permit any of its Subsidiaries (other than Permitted Other Subsidiaries) to, enter into any agreement (other than a Credit Document) which limits distributions to or any advance by any of the Borrower’s Subsidiaries to the Borrower.

     Section 6.04 Restricted Payments. Neither the Parent, the Borrower, nor any of their respective Subsidiaries, will make any Restricted Payment, except that:

     (a)  provided no Default has occurred and is continuing or would result therefrom, the Parent may:

(i) in the 2002 Fiscal Year make cash payments to its shareholders (but not repurchase Stock or Stock Equivalents) which in the aggregate do not exceed $3,250,000;

(ii) in any Fiscal Quarter after the 2002 Fiscal Year, based on the immediately preceding Rolling Period, make cash payments to its shareholders (including in connection with the repurchase of Ownership Interests) which with the previous such cash payments in the three immediately preceding Fiscal Quarters are not in excess of the greater of (A) the lesser of (1) ninety percent (90%) of the Funds From Operations of the Parent during such Rolling Period, (2) one hundred percent (100%) of Free Cash Flow of the Parent during such Rolling Period, or (3) if the Parent’s Leverage Ratio at such time is greater than 7:00 to 1:00 or would be greater than 7:00 to 1:00 following such Restricted Payment, then $3,250,000, and (B) the amount required for the Parent to maintain its status as a REIT, provided that the repurchase of Ownership Interests shall only be permitted to the extent that following such repurchase the Parent’s Leverage Ratio is less than 5:00 to 1:00;

     (b)  provided no Default has occurred and is continuing or would result therefrom, the Borrower shall be entitled to make cash distributions to its partners including the Parent;

     (c)  a Subsidiary of the Borrower may make a Restricted Payment to the Borrower,

     (d)  the limited partners of the Borrower shall be entitled to exchange limited partnership interests in the Borrower for the Parent’s stock;

     (e)  the Borrower shall be entitled to issue limited partnership interests in the Borrower in exchange for ownership interests in Subsidiaries and Unconsolidated Entities which own a Future Property to the extent such Investment is permitted pursuant to the provisions of Section 6.07;

     (f)  provided that no Default has occurred and is continuing or would result therefrom, then the Borrower shall be entitled to (i) pay interest, but not principal (except only as permitted by clauses (ii) and (iii) of this subsection (f)), of Subordinate Indebtedness permitted pursuant to this Agreement, (ii) repay the Subordinate Convertible Indebtedness with the Net Cash Proceeds of a Capitalization Event or Indebtedness permitted by this Agreement or convert the Subordinate Convertible Indebtedness into the Parent Common Stock, and (iii) otherwise pay principal of Subordinate Indebtedness permitted pursuant to this Agreement, provided that following a repayment of principal under this clause (iii) the Parent’s Leverage Ratio is less than 5:00 to 1:00; and

     (g)  provided that no Default has occurred and is continuing or would result therefrom, the Parent or the Borrower shall be entitled to make payments to repay the Designated Redemption Indebtedness if such Person is contractually obligated to make such repayment at such time.

     Section 6.05 Fundamental Changes; Asset Dispositions. Neither the Parent, the Borrower, nor any of their respective Subsidiaries (other than the Permitted Other Subsidiaries) will, (a) merge or consolidate with or into any other Person, unless (i) a Guarantor is merged into the Borrower and the Borrower is the surviving Person or a Subsidiary (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations) is merged into any Subsidiary (other than a Permitted Other Subsidiary which has Indebtedness other than the Obligations), and (ii) immediately after giving effect to any such proposed transaction no Default would exist; (b) sell, transfer, or otherwise dispose of all or any of such Person’s material property except for a Permitted Asset Disposition, a transfer to a Permitted Other Subsidiary to the extent such property acts as collateral for Secured Recourse Indebtedness or Secured Non-Recourse Indebtedness permitted pursuant to the provisions of Section 6.02, or dispositions or replacements of personal property in the ordinary course of business; (c) enter into, as lessor, a lease (other than an Approved Participating Lease) of all or substantially all of any Hotel Property with any Person without the consent of the Administrative Agent; (d) sell or otherwise dispose of any material shares of Ownership Interests of any Subsidiary (except for a Permitted Other Subsidiary or a sale which qualifies as a Permitted Asset Disposition); (e) except for (i) Capitalization Events for which the consideration is principally cash or cash equivalents and for which the Net Cash Proceeds are applied in accordance with the provisions of Section 2.07(c) and (ii) the issuance of limited partnership interests in the Borrower in exchange for Ownership Interests in Subsidiaries and Unconsolidated Entities to the extent permitted pursuant to the provisions of Section 6.04, materially alter the corporate, capital or legal structure of any such Person (except for a Permitted Other Subsidiary); (f) enter into any forward sales of Ownership Interests in the Parent or the Borrower; (g) include any hotel room owned by the Borrower or its Subsidiary in a timeshare program; (h) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), provided that nothing herein shall prohibit the Borrower from dissolving any Subsidiary which has no assets on the date of dissolution; (i) management agreements for any Property except for Approved Management Agreements; (j) enter into, as lessee, any leases of Real Property except (i) a TRS entering into an Approved Participating Lease with the Borrower or one of the Borrower’s Subsidiaries, (ii) leases of office space for the use of the Parent’s and the Parent’s Subsidiaries’ employees, and (iii) ground leases for Real Property to the extent (A) the Hotel Property subject to such ground lease is an Investment permitted pursuant to the provisions of Section 6.07 and (B) otherwise permitted by this Agreement; or (k) materially alter the character of their respective businesses from that conducted as of the date of this Agreement or otherwise engage in any material business activity outside of the Hospitality/Leisure-Related Business.

     Section 6.06 Personal Property Leases. For any Hotel Property, the Borrower will not, and will not permit any of its Subsidiaries to enter into leases of Personal Property except in the ordinary course of business.

     Section 6.07 Investments and other Property. Neither the Parent, the Borrower, nor any of their respective Subsidiaries, shall acquire by purchase or otherwise any Investments or other Property, except the following:

     (a)  Investments or Properties owned by such Persons as of the Closing Date excluding those Investments and Properties covered under paragraphs (f), (g), (h) and (i) of this Section 6.07;

     (b)  a Future Property or a Subsidiary or Unconsolidated Entity which owns a Future Property for which the Borrower has provided the Administrative Agent the Property Information for such Future Property at least ten (10) days prior to the date of acquisition of such Future Property which Property Information does not reflect (i) any material Environmental problems with such Future Property or any Hazardous Substances in the soil or the groundwater of such Future Property or (ii) any material concerns pertaining to the physical condition of such Future Property, including without limitation the structural, electrical, plumbing, mechanical or other essential components of such Future Property; provided that if such Property Information does reflect any such problems, then the Borrower may still make such Investment if the Borrower and the Administrative Agent agree upon the Required Work to correct or remediate such problems;

(c) Capital Expenditures for permitted Hotel Properties for the following purposes and subject to the following limitations based upon the Parent’s Leverage Ratio calculated on a pro forma basis at the time of committing to make such Capital Expenditures taking into account such Capital Expenditures:

Type of Capital Expenditure	Limitation if the Parent’s pro forma Leverage Ratio is equal to or greater than 6:00 to 1:00	Limitation if the Parent’s pro forma Leverage Ratio is less than 6:00 to 1:00

Maintenance	Limited in any Fiscal Year to six percent (6%) of the gross revenues for such Hotel Properties in such Fiscal Year in the aggregate	No dollar limitation provided that the Parent is in compliance with all of the financial covenants contained in Article VII.

Emergency repairs and to comply with the requirements of Franchise Agreements	Limited in any Fiscal Year to $20,000,000; provided that if less than $20,000,000 is expended in any Fiscal Year commencing with Fiscal Year 2003, then such difference will be credited to future Fiscal Years	No dollar limitation provided that the Parent is in compliance with all of the financial covenants contained in Article VII.

Expansion (10% or more increase in total guest rooms for a Hotel Property) of existing Hotel Properties	Limited in any Fiscal Year to 2% of Adjusted Total Assets	No dollar limitation provided that the Parent is in compliance with all of the financial covenants contained in Article VII.

Development of New Hotel Properties (includes full Investment Amount of the Hotel Properties under development and land for which development is planned to commence within twelve months of the acquisition of such land)	None	Limited in any Fiscal Year to 2% of Adjusted Total Assets.

     (d)  the purchase of Liquid Investments with any Person which qualifies as an Eligible Assignee;

     (e)  trade and customer accounts receivable (including in connection with the sale of used FF&E) which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms, and receivables purchased in connection with the acquisition of a Hotel Property;

     (f)  Excluding the unimproved land included within the calculations set forth in the preceding paragraph (c) for the development of new Hotel Properties, Investments in unimproved land that does not in the aggregate then have an Investment Amount which exceeds 1% of Adjusted Total Assets;

     (g)  Stock or Stock Equivalents (i) received in settlement of liabilities created in the ordinary course of business, and (ii) additional Stock or Stock Equivalents of publicly-traded Unconsolidated Entities engaged in the Hospitality/Leisure-Related Business which in the aggregate do not then have an Investment Amount which exceeds 1% of Adjusted Total Assets;

     (h)  Stock, Stock Equivalents, and other Investments in Unconsolidated Entities engaged in the Hospitality/Leisure-Related Business which are not publicly-traded Persons and which in the aggregate do not then have an Investment Amount which exceeds 5% of Adjusted Total Assets;

     (i)  Indebtedness of a Person to the Borrower or to a Subsidiary of the Borrower that is secured by a Lien on one or more Hotel Properties owned by such Person, which Hotel Properties (i) were previously owned by the Borrower or a Subsidiary of the Borrower or (ii) the Borrower reasonably expects to acquire (through trustee’s sale, foreclosure, deed in lieu of foreclosure or otherwise), provided, however, that the aggregate amount of all Investments permitted under this paragraph (i) shall not at any time exceed which in the aggregate do not then have an Investment Amount which exceeds 2% of Adjusted Total Assets, excluding for purposes of such calculation the current Indebtedness owed the Borrower from its Subsidiaries which respectively own the Atlanta, Georgia Westin and the Cathedral City, California DoubleTree Hotel;

     (j)  the existing loan to OPCO, provided that (i) the interest rate for such loan shall not be decreased during any Fiscal Quarter to a rate which is less than the anticipated average interest rate for outstanding Advances in such Fiscal Quarter based upon the Leverage Ratio in effect at the commencement of such Fiscal Quarter and (ii) once any principal of such loan is repaid, such principal cannot be re-advanced;

     (k)  any Indebtedness of a Guarantor to the Borrower, or vice-versa, provided such Indebtedness is subordinate to the Obligations in a manner reasonably acceptable to the Administrative Agent;

     (l)  a direct or indirect TRS of the Borrower for which the Borrower owns directly or indirectly ownership interests in such Subsidiary of at least ninety-five percent (95%), provided that if for any Hotel Property the Borrower’s direct or indirect ownership interests percentage is less than ninety-five percent (95%), then the Borrower’s ownership percentage requirement for the TRS for such Hotel Property shall only be a percentage equal to or greater than the Borrower’s direct or indirect ownership interests percentage for such Hotel Property;

     (m)  if no Advances are outstanding at the time of such purchase or used in connection with such purchase, then the Parent or the Borrower shall be entitled to use the Net Cash Proceeds from any Permitted Asset Disposition or Capitalization Event after the Effective Date which are not used to repay Advances to make Permitted Indebtedness Purchases;

     (n)  Investments in Subsidiaries used by such Subsidiaries to make Investments otherwise permitted under this Section 6.07; provided that any such Investment in a Subsidiary which is used by such Subsidiary to make an Investment subject to any limitation set forth in this Section 6.07 shall be deemed included in the calculation of whether such limitation has been met; and

     (o)  other assets owned in the ordinary course of owning the Parent’s and the Parent’s Subsidiaries’ Hotel Properties and Hospitality/Leisure-Related Business.

Notwithstanding the foregoing, neither the Borrower, nor the Parent, nor their respective Subsidiaries shall make an Investment which would (a) cause the Parent Properties in the aggregate to violate in any way the Parent Property Requirements without the Administrative Agent’s written consent, (b) if the Parent Deemed Investment Amount for Unconsolidated Entities was added to Investment Amounts for Parent Properties in determining whether the Parent Property Requirements had been met, cause the Parent Properties in the aggregate to violate in any material way the Parent Property Requirements without the Administrative Agent’s written consent, (c) individually, and not on a portfolio basis, be in excess of $75,000,000 without the written consent of the Administrative Agent or in excess of $100,000,000 without the written consent of the Required Lenders, (d) cause a Default, or (e) cause or result in the Borrower or the Parent failing to comply with any of the financial covenants contained herein. Within ten (10) Business Days of the acquisition by the Parent or any of the Parent’s Subsidiaries of any Collateral for which the Administrative Agent on behalf of the Lenders does not already have an Acceptable Lien, the Borrower, the Parent and the other Guarantors will execute such Security Documents as are necessary or desirable for the Administrative Agent on behalf of the Lenders to have an Acceptable Lien in such Collateral

     Section 6.08 Affiliate Transactions. Except for certain liquor license agreements, the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any transfer, sale, lease, assignment or other disposal of any assets to any Affiliate of the Borrower which is not a Guarantor or any purchase or acquisition of assets from any such Affiliate except for sales of new Personal Property (i) which in any calendar year do not exceed $1,000,000 in the aggregate and (ii) for which the sales price is the actual cost to the party selling; or (b) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of an Affiliate), other than those matters set forth in either of the foregoing clauses (a) or (b) which are in the ordinary course of business and at market rates.

     Section 6.09 Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person, whereby in contemporaneous transactions the Borrower or such Subsidiary sells essentially all of its right, title and interest in a material asset and the Borrower or such Subsidiary acquires or leases back the right to use such property except in connection with the incurrence of Indebtedness permitted under this Agreement.

     Section 6.10 Sale or Discount of Receivables. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

     Section 6.11 No Further Negative Pledges. Neither the Borrower, nor the Parent, nor their respective Subsidiaries shall enter into or suffer to exist any provisions or covenants in any agreement (a) prohibiting the creation or assumption of any Lien upon the Properties of the Parent, the Borrower or any of their respective Subsidiaries (except for the Permitted Other Subsidiaries), whether now owned or hereafter acquired, or (b) requiring an obligation to be secured if some other obligation is or becomes secured except for (y) the provisions and covenants contained in this Agreement, the Credit Documents, and the Senior Note Indentures as of the Closing Date, and provisions and covenants similar to those contained in the Senior Note Indentures as of the Closing Date contained in future indentures for Senior Unsecured Indebtedness permitted by this Agreement and (z) the provisions and covenants contained in an indenture or other credit document evidencing, securing or otherwise pertaining to Subordinate Indebtedness permitted by this Agreement which (i) provide that if the Parent or the Borrower or any of their respective Subsidiaries provides collateral to secure other Subordinate Indebtedness that such collateral shall also secure such Subordinate Indebtedness on an equal and ratable basis, (ii) do not contain any other provisions or covenants prohibited by this Section 6.11, and (iii) are in form and substance otherwise reasonably acceptable to the Administrative Agent.

     Section 6.12 Material Documents.

     (a)  The Borrower will not, nor will it permit any of its Subsidiaries to without the Required Lender’s written consent (i) amend the Borrower’s partnership agreement in any material respect, (ii) admit a new general partner to the Borrower, (iii) enter into any termination, material modification or amendment of the Approved Master Amendment which governs those Hotel Properties which do not secure Secured Non-Recourse Indebtedness or Secured Recourse Indebtedness, or (iv) enter into any termination or material modification or amendment of the Approved Management Agreements or Approved Participating Leases which singly or in the aggregate could reasonably be expected to cause the Parent to forfeit the Parent’s status as a REIT or to cause any other Material Adverse Change.

     (b)  Notwithstanding the foregoing, without the Required Lender’s approval the Borrower will be able to amend the aforementioned Approved Master Amendment to (i) add a Hotel Property to such agreement which the Borrower and the Borrower’s Subsidiaries are permitted to invest in under this Credit Agreement, (ii) delete a Hotel Property from such agreement, provided that the Hotel Property either (A) is disposed of pursuant to a Permitted Asset Disposition or (B) on or about such deletion from the Approved Master Amendment the TRS for such Hotel Property enters into an Approved Management Agreement for such Hotel Property with an Approved Operator, (iii) release a TRS or Approved Operator, as applicable, from its rights and obligations under the Approved Master Amendment, provided such TRS or Approved Operator, as applicable, no longer is a party to any Approved Management Agreement for any Hotel Property that is subject to the Approved Master Amendment or (iv) add a TRS or Approved Operator, as applicable, as a party to the Approved Master Amendment.

     (c)  Any termination, modification or amendment prohibited under this Section 6.12 without the required written consent shall, to the extent permitted by applicable law, be void and of no force and effect.

     Section 6.13 Limitations on Development, Construction, Renovation and Purchase of Hotel Properties. Neither the Parent nor the Borrower shall or shall permit any of their respective Subsidiaries to (a) engage in the development, construction or expansion of any Hotel Properties except as permitted by the provisions of Section 6.07 or (b) enter into any agreements to purchase Hotel Properties or other assets, unless with respect to such purchase the Parent, the Borrower or such Subsidiary (as applicable) at all times has available sources of capital equal to pay in full the cost of the purchase of such Hotel Properties or other assets (to the extent that the payment of such cost of purchase constitutes a recourse obligation of the Parent, the Borrower or its Subsidiary), which available sources of capital may include Advances to the extent that the Borrower may borrow the same for the purposes required or other Indebtedness permitted by the terms of this Agreement.

ARTICLE VII

FINANCIAL COVENANTS

     So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, unless the Required Lenders shall otherwise consent in writing, the Borrower agrees to comply and cause the Parent and the Parent’s Subsidiaries to comply with the following covenants.

     Section 7.01 Interest Coverage Ratio. The Parent shall maintain at the end of each Rolling Period (a) for the Rolling Periods ending on September 30, 2002 through December 31, 2002, an Interest Coverage Ratio of not less than 1.40 to 1.00, (b) for the Rolling Periods ending on March 31, 2003 through December 31, 2003, an Interest Coverage Ratio of not less than 1.50 to 1.00, (c) for the Rolling Periods ending on March 31, 2004 through December 31, 2004, an Interest Coverage Ratio of not less than 1.65 to 1.00, (d) for the Rolling Periods ending on March 31, 2005 through December 31, 2005, an Interest Coverage Ratio of not less than 1.80 to 1.00, and (e) for any Rolling Period thereafter, an Interest Coverage Ratio of not less than 2.00 to 1.00.

     Section 7.02 Senior Unsecured Interest Coverage Ratio. The Parent shall maintain at the end of each Rolling Period (a) for the Rolling Periods ending on September 30, 2002 through December 31, 2002, a Senior Unsecured Interest Coverage Ratio of not less than 1.65 to 1.00, (b) for the Rolling Periods ending on March 31, 2003 through December 31, 2003, a Senior Unsecured Interest Coverage Ratio of not less than 1.75 to 1.00, (c) for the Rolling Periods ending on March 31, 2004 through December 31, 2004, a Senior Unsecured Interest Coverage Ratio of not less than 2.00 to 1.00, (d) for the Rolling Periods ending on March 31, 2005 through December 31, 2005, a Senior Unsecured Interest Coverage Ratio of not less than 2.25 to 1.00, and (e) for any Rolling Period thereafter, a Senior Unsecured Interest Coverage Ratio of not less than 2.50 to 1.00.

     Section 7.03 Fixed Charge Coverage Ratio. The Parent shall maintain at the end of each Rolling Period (a) for the Rolling Periods ending on September 30, 2002 through December 31, 2002, a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00, (b) for the Rolling Period ending on March 31, 2003, a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00, (c) for the Rolling Periods ending on June 30, 2003 through December 31, 2003, a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00, (d) for the Rolling Periods ending on March 31, 2004 through December 31, 2004, a Fixed Charge Coverage Ratio of not less than 1.30 to 1.00, (e) for the Rolling Periods ending on March 31, 2005 through December 31, 2005, a Fixed Charge Coverage Ratio of not less than 1.40 to 1.00, and (f) for any Rolling Period thereafter, a Fixed Charge Coverage Ratio of not less than 1.50 to 1.00.

     Section 7.04 Maintenance of Net Worth. The Parent shall at all times maintain an Adjusted Net Worth of not less than the Minimum Net Worth.

     Section 7.05 Leverage Ratio. The Parent shall not on any date permit the Leverage Ratio to exceed during the applicable period indicated in the following chart the amount set forth in such chart for such period:

Beginning Date of Applicable Period	Ending Date of Applicable Period	Leverage Ratio

Closing Date	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing April 1, 2003	7.60 to 1.00

The Status Reset Date during the Fiscal Quarter commencing April 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2003	7.40 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2003	7.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2004	7.15 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2004	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing April 1, 2004	6.95 to 1.00

The Status Reset Date during the Fiscal Quarter commencing April 1, 2004	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2004	6.75 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2004	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2004	6.50 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2004	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2005	6.25 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2005	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing April 1, 2006	5.75 to 1.00

The Status Reset Date during the Fiscal Quarter commencing April 1, 2006	No ending date	5.25 to 1.00

     Section 7.06 Senior Unsecured Leverage Ratio. The Parent shall not on any date in which the Leverage Ratio is greater than 5.00 to 1.00 permit the Senior Unsecured Leverage Ratio to exceed during the applicable period indicated in the following chart the amount set forth in such chart for such period:

Beginning Date of Applicable Period	Ending Date of Applicable Period	Senior Unsecured Leverage Ratio

Closing Date	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing July 1, 2003	6.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing July 1, 2003	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing January 1, 2004	5.75 to 1.00

The Status Reset Date during the Fiscal Quarter commencing January 1, 2004	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing April 1, 2004	5.50 to 1.00

The Status Reset Date during the Fiscal Quarter commencing April 1, 2004	The day immediately prior to the Status Reset Date during the Fiscal Quarter commencing October 1, 2005	5.00 to 1.00

The Status Reset Date during the Fiscal Quarter commencing October 1, 2005	No ending date	4.50 to 1.00

     Section 7.07 Limitations on Secured Indebtedness and Secured Recourse Indebtedness.

     (a)  The Parent shall not on any date permit the sum of the Secured Non-Recourse Indebtedness and Secured Recourse Indebtedness of the Parent and its Subsidiaries on a Consolidated basis (excluding the Obligations), to be secured by Liens on Hotel Properties or other Investments which for the Rolling Period immediately preceding such date produced thirty two percent (32%) or more of the EBITDA of the Parent and its Subsidiaries on a Consolidated basis.

     (b)  The Parent shall not on any date permit the sum of the Secured Recourse Indebtedness of the Parent and its Subsidiaries on a Consolidated basis (excluding the Obligations), to be secured by Liens on Hotel Properties or other Investments which for the Rolling Period immediately preceding such date produced ten percent (10%) or more of the EBITDA of the Parent and its Subsidiaries on a Consolidated basis.

     Section 7.08 Senior Note Indenture — $200,000,000 9 1/8% Senior Notes. For the purpose of this Section 7.08 only, (a) all capitalized terms used in this Section 7.08 that are defined in the Senior Note Indenture shall have the meanings given to them in the Senior Note Indenture — $200,000,000 9 1/8% Senior Notes as of the Closing Date, and (b) all covenant calculations made under this Section 7.08 shall be calculated as would be calculated under the Senior Note Indenture — $200,000,000 9 1/8% Senior Notes as of the Closing Date, including, without limitation, by making all covenant calculations under this Section 7.08 by taking into account the designation of any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary under the Senior Note Indenture - $200,000,000
9 1/8% Senior Notes.

     (a)  Incurrence of Indebtedness. The Parent, the Borrower and their respective Subsidiaries will not “incur” any additional Indebtedness in violation of Section 4.9 of the Senior Note Indenture — $200,000,000 9 1/8% Senior Notes as in effect on the Closing Date.

     (b)  Unencumbered Assets. The Parent, the Borrower and their respective Restricted Subsidiaries will maintain at all times Total Unencumbered Assets in compliance with Section 4.18 of the Senior Note Indenture — $200,000,000 9 1/8% Senior Notes as in effect on the Closing Date.

ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

     Section 8.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:

     (a)  Principal or Letter of Credit Obligation Payment. The Borrower or any Guarantor shall fail to pay any principal of any Note or any Letter of Credit Obligation when the same becomes due and payable as set forth in this Agreement;

     (b)  Interest or Other Obligation Payment. The Borrower or any Guarantor shall fail to pay any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document when the same becomes due and payable as set forth in this Agreement, provided however that the Borrower and the Guarantors will have a grace period of five (5) days after the payments covered by this Section 8.01(b) becomes due and payable for the first two defaults of such Persons collectively under this Section 8.01(b) in every calendar year;

     (c)  Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Guarantor in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

     (d)  Covenant Breaches. (i) The Borrower shall fail to perform or observe any covenant contained in Section 5.02, Article VI or Article VII of this Agreement or the Borrower shall fail to perform or observe, or shall fail to cause any Guarantor to perform or observe any covenant in any Credit Document beyond any notice and/or cure period for such default expressly provided in such Credit Document or (ii) the Borrower or any Guarantor shall fail to perform or observe any term or covenant set forth in any Credit Document which is not covered by clause (i) above or any other provision of this Section 8.01, in each case if such failure shall remain unremedied for thirty (30) days after the earlier of the date written notice of such default shall have been given to the Borrower or such Guarantor by the Administrative Agent or any Lender or the date a Responsible Officer of the Borrower or any Guarantor has actual knowledge of such default, unless such default in this clause (ii) cannot be cured in such thirty (30) day period and the Borrower is diligently proceeding to cure such default, in which event the cure period shall be extended to ninety (90) days; provided that the Borrower shall not be entitled to more than the aforementioned thirty (30) day period to cure a default under Section 5.11 of this Agreement;

     (e)  Cross-Defaults.

(i) with respect to (A) any Secured Non-Recourse Indebtedness which is outstanding in a principal amount of at least $50,000,000 individually or when aggregated with all such Secured Non-Recourse Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries or (B) any other Indebtedness (but excluding Indebtedness evidenced by the Notes) which is outstanding in a principal amount of at least $5,000,000 individually or when aggregated with all such Indebtedness of the Borrower, the Parent or any of their respective Subsidiaries any of the following:

(1) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof,

(2) the Borrower, the Parent or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest of any of such Indebtedness (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or

(3) any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to permit the holders of such Indebtedness to accelerate the maturity of such Indebtedness;

     (f)  Insolvency. The Borrower, the Parent or any of their respective Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, the Parent or any of their respective Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower, the Parent or any of their respective Material Subsidiaries, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or the Borrower, the Parent or any of their respective Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (f);

     (g)  Judgments. Any judgment or order for the payment of money in excess of $5,000,000 (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower, the Parent or any of their respective Subsidiaries which, within thirty (30) days from the date such judgment is entered, shall not have been discharged or execution thereof stayed pending appeal;

     (h)  ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, unless such Reportable Event, proceedings or appointment are being contested by the Parent or the Borrower in good faith and by appropriate proceedings, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent, the Borrower or any member of a Controlled Group shall incur any liability in connection with a withdrawal from a Multiemployer Plan or the insolvency (within the meaning of Section 4245 of ERISA) or reorganization (within the meaning of Section 4241 of ERISA) of a Multiemployer Plan, unless such liability is being contested by the Parent or the Borrower in good faith and by appropriate proceedings, or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any Guarantor to any tax, penalty or other liabilities in the aggregate exceeding $10,000,000;

     (i)  Guaranty. Any provision of any Guaranty except a Supplemental Guaranty shall for any reason cease to be valid and binding on any Guarantor or any Guarantor shall so state in writing;

     (j)  Environmental Indemnity. Any Environmental Indemnity shall for any reason cease to be valid and binding on any Person party thereto or any such Person shall so state in writing;

     (k)  Parent’s REIT Status. There shall be a determination from the applicable Governmental Authority from which no appeal can be taken that the Parent’s tax status as a REIT has been lost;

     (l)  Parent Common Stock; Repayment Event. The Parent at any time hereafter fails to (i) cause the Parent Common Stock to be duly listed on the New York Stock Exchange, Inc. and (ii) file timely all reports required to be filed by the Parent with the New York Stock Exchange, Inc. and the Securities and Exchange Commission and, with respect to a failure under clause (ii), such failure remains uncured on the date which is the earlier of (A) the date thirty (30) days following the initial occurrence of such failure and (B) the date specified by the New York Stock Exchange, Inc. or the Securities and Exchange Commission as the date such failure needs to be cured by. Upon the receipt by the Parent of any Net Cash Proceeds from a Repayment Event, (a) the Parent fails to immediately make a capital contribution or advance to the Borrower or a Subsidiary of the Borrower in the aggregate amount of such Net Cash Proceeds or (b) the Borrower fails to apply such Net Cash Proceeds in accordance with this Agreement either (i) to repay any outstanding principal of the Notes, and accrued and unpaid interest thereon and other amounts payable by the Borrower in respect thereof, or (ii) to make Investments permitted by this Agreement; or

     (m)  Change in Control. Any of the following occur without the written consent of the Required Lenders: (a) a Change of Control occurs for either the Parent or the Borrower; (b) the Parent owns less than 100% of the legal or beneficial interest in MeriStar LP, Inc.; or (c) the Parent, MeriStar LP, Inc. and any wholly-owned Subsidiary of the Parent collectively owns less than 70% of the legal or beneficial interest in the Borrower.

     (n)  Subordinate Convertible Indenture. The Parent or the Borrower shall have failed to repay by July 1, 2004 in its entirety the Indebtedness evidenced by the Subordinate Convertible Indenture.

     Section 8.02 Optional Acceleration of Maturity; Other Actions. If any Event of Default (other than an Event of Default pursuant to paragraph (f) of Section 8.01) shall have occurred and be continuing, then, and in any such event,

     (a)  the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and the obligation of each Issuing Bank to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon, the Letter of Credit Obligations, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, all such Letter of Credit Obligations and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

     (b)  the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time, and

     (c)  the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Credit Documents for the ratable benefit of the Lenders by appropriate proceedings.

     Section 8.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (f) of Section 8.01 shall occur,

     (a)  the obligation of each Lender to make Advances and the obligation of each Issuing Bank to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, all Letter of Credit Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower and

     (b)  to the extent permitted by law or court order, the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

     Section 8.04 Cash Collateral Account.

     (a)  Pledge. The Borrower hereby pledges, and grants to the Administrative Agent for the benefit of the Lenders, a security interest in all funds held in the Cash Collateral Account maintained with the Administrative Agent, and all proceeds thereof, as security for the payment of the Obligations, including without limitation all Letter of Credit Obligations owing to any Issuing Bank or any other Lender due and to become due from the Borrower to any Issuing Bank or any other Lender under this Agreement in connection with the Letters of Credit and the Borrower agrees to execute all cash management or cash collateral agreements and UCC-1 Financing Statements requested by the Administrative Agent as needed or desirable for the Administrative Agent to have a perfected first lien security interest in the Cash Collateral Account.

     (b)  Application against Letter of Credit Obligations. The Administrative Agent may, at any time or from time to time apply funds then held in the Cash Collateral Account to the payment of any Letter of Credit Obligations owing to any Issuing Bank, in such order as the Administrative Agent may elect, as shall have become or shall become due and payable by the Borrower to any Issuing Bank under this Agreement in connection with the Letters of Credit.

     (c)  Duty of Care. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and the Administrative Agent shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

     Section 8.05 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

     Section 8.06 Right of Set-off.

     (a)  Upon (i) the occurrence and during the continuance of any Event of Default pursuant to paragraph (f) of Section 8.01 or (ii) the making of the request or the granting of the consent, if any, specified by Section 8.02 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 8.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 8.03, each Lender and Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Lender, and the other Credit Documents, irrespective of whether or not such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set-off and application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

     (b)  The Borrower waives any right of set-off, defense or counterclaim the Borrower has or may have against any Lender to apply any amounts owed the Borrower by such Lender or any Affiliate thereof against the Obligations hereunder.

ARTICLE IX

AGENCY AND ISSUING BANK PROVISIONS

     Section 9.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Credit Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Document, or applicable law. The functions of the Administrative Agent are administerial in nature and in no event shall the Administrative Agent have a fiduciary or trustee relation in respect of any Lender by reason of this Agreement or any other Credit Document.

Within five (5) Business Days of the Administrative Agent receiving actual knowledge (without any duty to investigate) of a Default, the Administrative Agent will provide written notice of such Default to the Lenders.

     Section 9.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken (including such Person’s own negligence) by it or them under or in connection with this Agreement or the other Credit Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Credit Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Credit Document on the part of the Borrower, the Parent or their respective Subsidiaries or to inspect the property (including the books and records) of the Borrower, the Parent or their respective Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Credit Document other than with respect to the Administrative Agent’s execution of the documents to which the Administrative Agent is a party; and (f) shall incur no liability under or in respect of this Agreement or any other Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     Section 9.03 Each Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity as a Lender. The Administrative Agent, the Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an Administrative Agent hereunder or the Lenders were not Lenders hereunder and without any duty to account therefor to the Lenders.

     Section 9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.06 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     Section 9.05 Indemnification. The Lenders severally agree to indemnify the Administrative Agent, the other agents hereunder and each Issuing Bank (to the extent not reimbursed by the Borrower), according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Person in any way relating to or arising out of this Agreement or any action taken or omitted by such Person under this Agreement or any other Credit Document (including such Person’s own negligence), provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Credit Document, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

     Section 9.06 Successor Agent and Issuing Banks. The Administrative Agent, or any Issuing Bank may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or Issuing Bank. If no successor Administrative Agent or Issuing Bank shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s or Issuing Bank’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent or Issuing Bank, then the retiring Administrative Agent or Issuing Bank may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Bank, which shall be a commercial bank meeting the financial requirements of an Eligible Assignee and, to the extent that a Lender is willing to act in such capacity, a Lender. Upon the acceptance of any appointment as Administrative Agent or Issuing Bank by a successor Administrative Agent or Issuing Bank, such successor Administrative Agent or Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Issuing Bank, and the retiring Administrative Agent or Issuing Bank shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Bank shall remain an Issuing Bank with respect to any Letters of Credit issued by such Issuing Bank and outstanding on the effective date of its resignation or removal and the provisions affecting such Issuing Bank with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Bank until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Bank’s resignation or removal hereunder as Administrative Agent or Issuing Bank, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Administrative Agent or Issuing Bank under this Agreement and the other Credit Documents.

     Section 9.07 Arranger, Book Runner, and Other Agents. Under the Credit Documents SG Cowen shall be named Sole Lead Arranger and Book Runner; Lehman Brothers, Inc. shall be named Syndication Agent; and Salomon Smith Barney Inc. shall be named Documentation Agent, but such Persons in such capacities shall have no right or duty to act as agent on behalf of the Lenders.

ARTICLE X

MISCELLANEOUS

     Section 10.01 Amendments, Etc.

     (a)  No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, as specified in the particular provisions of the Credit Documents, and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment shall increase the Commitment of any Lender without the prior written consent of such Lender, and no amendment, waiver or consent shall, unless in writing and signed by all the Lenders whose Commitments or Advances are directly modified thereby, do any of the following: (i) increase the aggregate Commitments of the Lenders except as permitted by Section 2.01(c), (ii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Credit Document or otherwise release the Borrower from any Obligations, (iii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (iv) amend this Section 10.01, (v) amend the definition of “Required Lenders” or “Super Required Lenders”, and (vi) release the Parent from its obligations under the Guaranty, (vii) release all or substantially all of the Collateral; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or any Issuing Bank in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or such Issuing Bank, as the case may be, under this Agreement or any other Credit Document.

     (b)  In addition, none of the following decisions shall be made without the prior written consent of the Super Required Lenders:

(i) any waiver or any amendment to the financial covenant contained in Section 7.05 of this Agreement or the definition of “Leverage Ratio”; and

(ii) any waiver or any amendment to the provision contained in Section 2.01(a) of this Agreement which limits the Revolving Exposure to the amount of the Revolving Availability or the definition of “Revolving Availability”.

     (c)  In addition, none of the following decisions shall be made without the prior written consent of the Required Lenders:

(i) release any Guarantor (except the Parent) from its obligations under any of the Guaranties except as contemplated by the provisions of Section 5.11, provided that the Administrative Agent can, if no Default then exists, release any Subsidiary of the Borrower which no longer owns, operates or manages any Investments or other Property;

(ii) release any material Collateral from its Lien securing the Obligations except as contemplated by the provisions of Sections 10.01(a)(vii) and 5.11;

(iii) any determination (A) to make a Borrowing after the occurrence and during the continuance of an Event of Default or (B) to waive or modify a material condition precedent to the funding of an Advance or the issuance of a Letter of Credit;

(iv) any (A) determination to send notice to the Borrower of, or otherwise declare, an Event of Default pursuant to Section 8.01 of this Agreement, (B) determination to accelerate the Obligations pursuant to Section 8.02 of this Agreement, (C) exercise of remedies under any Credit Document, (D) material decision regarding the operation, maintenance, sale or other disposition of any Property after the foreclosure upon such Property, provided that Administrative Agent shall be able to take any action it determines necessary to preserve or maintain any such Property and provided further that if the Required Lenders cannot agree on the sale or disposition of such Property, the Administrative Agent shall not sell or dispose of such Property, but shall continue to hold such Property for the benefit of the Lenders;

(v) to the extent not already covered by the preceding paragraph (b)(i), any waiver or any amendment to the financial covenants contained in Article VII of this Agreement or any definitions used therein;

(vi) any other material waiver or modification of the Credit Documents not referred to in this Section 10.01; and

(vii) any amendment of any other provision of a Credit Document which expressly requires the consent of the Required Lenders.

     (d)  Any amendment to a covenant of the Parent or any of its Subsidiaries or amendment to a definition shall require the Borrower’s written consent.

     (e)  If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement which requires unanimous consent of the Lenders or of a Class of the Lenders, the consent of fifty one percent (51%) [75% with respect to the matters covered in the preceding clause (b)] or more of the Non-Defaulting Lenders entitled to vote on such proposed change, waiver, discharge or termination is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Eligible Assignees pursuant to Section 2.15, provided that (i) at the time of such replacement, each such Eligible Assignee consents to the proposed change, waiver, discharge or termination, (ii) the Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) to increase any of such Lender’s Commitments and (iii) the Borrower shall have consummated any such replacement of Lenders within thirty (30) days of the occurrence of the event giving the Borrower the right to cause such replacement.

     Notwithstanding the foregoing, the Administrative Agent and the Borrower (without the consent of any other Lender or the Issuing Bank) may enter into amendments of any Credit Document solely with respect to corrections of formal defects not having any economic impact.

     Section 10.02 Notices, Etc. All notices and other communications shall be in writing (including telecopy or telex) and mailed, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower, at its address at 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007, Attn: Mr. John Emery; if to any Lender at its Applicable Lending Office; if to the Administrative Agent, at its address at 4900 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201, Attention: Thomas K. Day, Managing Director (telecopy: (214) 979-2727; telephone: (214) 979-2774); or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective three days after deposited in the mails, when telecopy transmission is completed, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or Article IX shall not be effective until received by the Administrative Agent.

     Section 10.03 No Waiver; Remedies. No failure on the part of any Lender, any Agent, or any Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement and the other Credit Documents are cumulative and not exclusive of any remedies provided by law.

     Section 10.04 Costs and Expenses. The Borrower agrees to pay on demand all out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, due diligence, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents and syndication of the Obligations including, without limitation, (a) the reasonable fees and out-of-pocket expenses of Bracewell & Patterson, L.L.P., counsel for the Administrative Agent, and (b) all reasonable out-of-pocket costs and expenses, if any, of the Administrative Agent, each Issuing Bank, and each Lender (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent, such Issuing Bank, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Credit Documents, and (c) to the extent not included in the foregoing, the costs of any local counsel, travel expenses, Intralink’s charges, Engineering Reports, Environmental Reports, mortgage and intangible taxes (if any), and any title or Uniform Commercial Code search costs, any insurance consultant costs and other costs usual and customary in connection with a credit facility of this type.

     Section 10.05 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative

Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Bank, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

     Section 10.06 Lender Assignments and Participations.

     (a)  Assignments. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all of such Lender’s rights and obligations under this Agreement for a particular Class and shall involve a ratable assignment of such Lender’s Commitment and Advances for a particular Class;

(ii) the amount of the resulting Commitments and Advances of the assigning Lender (unless it is assigning all its Commitments and Advances) and the assignee Lender pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $2,500,000 in total [provided that with respect to assignments of Term Advances by an Approved Fund to a Related Fund only, the amount of the resulting Term Advances for the assigning Approved Fund and the assignee Related Fund may be for less than $2,500,000 if (A) the amount of the resulting Term Advances for the assigning Approved Fund and the assignee Related Fund are not less than $1,000,000, (B) the amount of the aggregate resulting Term Advances for the assigning Approved Fund and its Related Funds are not less than $2,500,000 and (C) such Approved Fund and all of its Related Funds shall only be entitled collectively to one notice for all purposes under the Credit Documents], shall in no event be less than $1,000,000 for each Class assigned and shall be an integral multiple of $1,000,000;

(iii) each such assignment shall be to an Eligible Assignee;

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment;

(v) the Administrative Agent (and in the case of assignments of all or a portion of a Lender’s Revolving Commitments and the Issuing Bank for each Letter of Credit issued after the date of this Agreement) shall consent to such assignment, which consent shall not be unreasonably withheld or delayed; and

(vi) each Eligible Assignee (other than an Eligible Assignee which is an Affiliate of the assigning Lender) shall pay to the Administrative Agent a $3,500 administrative fee; provided that, in the case of contemporaneous assignments by a

Lender to more than one Related Fund (which Related Funds are not then Lenders hereunder), only a single $3,500 such fee shall be payable for all such contemporaneous assignments.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the execution thereof or earlier such earlier date as agreed to by the Administrative Agent, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Notwithstanding anything herein to the contrary, (i) any Lender may assign or pledge, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Bank and (ii) any Lender that is an Approved Fund or Related Fund may, without the consent of the Administrative Agent or the Borrower, pledge all or any portion of its Advances and Notes to any trustee for, or any other representative of, holders of obligations owed, or securities issued, by such Approved Fund or Related Fund, as security for such obligations or securities; provided that (A) any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.06(a) concerning assignments, including without limitation the requirement that any assignee of such Notes and Advances must qualify as an Eligible Assignee and (B) such Lender shall not require such trustee’s or representative’s consent to any matter under this Agreement, except (1) for a change in the principal amount of any Note which has been so pledged, reductions in fees or interest, or extending the Maturity Date or (2) as otherwise consented to by the Administrative Agent.

     (b)  Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Sections 4.06 and 5.05, if applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (c)  The Register. The Administrative Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (d)  Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit C, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes, a new Note or Notes payable to the order of such Eligible Assignee in amount equal to, respectively, the Commitments and the outstanding Advances assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Commitments hereunder, a new Note or Notes payable to the order of such Lender in an amount equal to, respectively, the Commitments and the outstanding Advances retained by it hereunder. Such new Note or Notes shall be dated the date of the original Notes executed pursuant to this Agreement and shall otherwise be in substantially the form of the attached Exhibits A-1 or A-2, as applicable.

     (e) Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of any Note in which the participant has an interest, reductions in fees or interest, or extending the Maturity Date. The Borrower hereby agrees that participants shall have the same rights under Sections 2.08, 2.09, 2.11(c), and 10.07 hereof as the Lender to the extent of their respective participations.

     (f)  Confidentiality. Each Lender agrees to preserve the confidentiality of any confidential information relating to the Parent, the Borrower and their respective Subsidiaries received by Lender; provided that each Lender may furnish any such confidential information in the possession of such Lender from time to time to (i) assignees and participants (including prospective assignees and participants), (ii) its regulators, the National Association of Insurance Commissioners, governmental authorities and any self-governing organization to which is a member, (iii) any direct or indirect contractual counterparty to such Lender in swap agreements or such contractual counterparty’s professional advisor and (iv) the Related Funds, Affiliates, directors, partners, officers, employees of such Person or its Affiliates or Related Funds; provided that, prior to any such disclosure, such Person shall agree to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from or on behalf of such Lender.

     Section 10.07 Indemnification. The Borrower shall indemnify the Administrative Agent, the other agents hereunder, the Lenders (including any lender which was a Lender hereunder prior to any full assignment of its Commitment), the Issuing Banks, and each affiliate thereof and their respective directors, officers, employees, trustees, advisors, and agents from, and discharge, release, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from (i) any actual or proposed use by the Borrower or any Affiliate of the Borrower of the proceeds of any Advance, (ii) any breach by the Borrower or any Guarantor of any provision of this Agreement or any other Credit Document, (iii) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, or (iv) any Environmental Claim or requirement of Environmental Laws concerning or relating to the present or previously-owned or operated properties, or the operations or business, of the Borrower or any of its Subsidiaries, and the Borrower shall reimburse the Administrative Agent, the other agents hereunder, each Issuing Bank, and each Lender, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable out-of-pocket expenses (including legal fees) incurred in connection with any such investigation, litigation or other proceeding; and expressly including any such losses, liabilities, claims, damages, or expense incurred by reason of such Person’s own negligence, but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

     Section 10.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     Section 10.09 Survival of Representations, Indemnifications, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), 9.05 and 10.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

     Section 10.10 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

     Section 10.11 Florida Liens. The Lenders and the Administrative Agent agree that the Administrative Agent will release the Florida Liens or deposit releases of the Florida Liens with any Person designated by the Borrower within five (5) Business Days of written request by the Borrower which the Borrower can make in its sole and absolute discretion. In addition, if no Default then exists, the Lenders and the Administrative Agent agree to cooperate with the Borrower in connection with a written request by the Borrower to assign all or a portion of the Florida Liens to another Person. Without limitation of the foregoing, the Lenders, the Administrative Agent and the Borrower agree to execute such documents as are necessary or desirable to accomplish the foregoing, all in form and substance reasonably acceptable to the Administrative Agent and the Borrower.

     Section 10.12 Supplemental Guaranties. The Borrower has requested and the Lenders have agreed that any partner of the Borrower or any partner of any Subsidiary of the Borrower except the Parent or any Guarantor may execute a Supplemental Guaranty. However, the execution of or release of any Supplemental Guaranty shall not be construed as a release or modification of any obligation of a Guarantor under a Guaranty or Environmental Indemnity.

     Section 10.13 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

     Section 10.14 GOVERNING LAW. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED, AND ANY DISPUTE BETWEEN THE BORROWER, ANY AGENT, ANY LENDER, OR ANY INDEMNITEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK; PROVIDED THAT THE PERFECTION OF THE LIENS OF THE ADMINISTRATIVE AGENT ON THE COLLATERAL AND THE EXERCISE OF REMEDIES AGAINST THE COLLATERAL SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE APPLICABLE JURISDICTION.

     Section 10.15 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

     (A)  EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (B)  OTHER JURISDICTIONS. THE BORROWER AGREES THAT ANY AGENT, ANY LENDER OR ANY INDEMNITEE SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH

PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

     (C)  SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY WRITS, PROCESS OR SUMMONSES IN ANY SUIT, ACTION OR PROCEEDING BY THE MAILING THEREOF BY ANY AGENT OR THE LENDERS BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER ADDRESSED AS PROVIDED HEREIN. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY AGENT OR THE LENDERS TO SERVE ANY SUCH WRITS, PROCESS OR SUMMONSES IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

     (D)  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (E)  WAIVER OF BOND. THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.

     (F)  ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 10.15 AND SECTION 10.21, WITH ITS COUNSEL.

     Section 10.16 Lender Interest Rate Agreements. As more fully set forth in the Guaranty and the Pledge Agreement, if any Lender enters into an Interest Rate Agreement with the Borrower or the Parent, the obligations of such Person to such Lender under such Interest Rate Agreement shall (a) be pari passu with the Obligations and (b) be secured by the Collateral pursuant to the Pledge Agreement.

     Section 10.17 Knowledge of Borrower. For purposes of this Agreement, “knowledge of the Borrower” means the actual knowledge of any of the executive officers and all other Responsible Officers of the Parent.

     Section 10.18 Lenders Not in Control. None of the covenants or other provisions contained in the Credit Documents shall or shall be deemed to, give the Lenders the rights or power to exercise control over the affairs and/or management of the Borrower, any of its Subsidiaries or any Guarantor, the power of the Lenders being limited to the right to exercise the remedies provided in the Credit Documents; provided, however, that if any Lender becomes the owner of any stock, or other equity interest in, any Person whether through foreclosure or otherwise, such Lender shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by being owner of such stock, or other equity interest in, such Person.

     Section 10.19 Headings Descriptive. The headings of the several Sections and paragraphs of the Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     Section 10.20 Time is of the Essence. Time is of the essence under the Credit Documents.

     Section 10.21 No Consequential Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, EACH PERSON PARTY HERETO FOR ITSELF AND ON BEHALF OF ITS AFFILIATES AGREES THAT THE RECOVERY OF ANY DAMAGES SUFFERED OR INCURRED AS A RESULT OF ANY BREACH BY ANY PERSON OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLGIATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO ANY NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE OF SENIOR SECURED CREDIT AGREEMENT]

     EXECUTED as of the date first referenced above.

BORROWER:

MERISTAR HOSPITALITY OPERATING PARTNERSHIP, L.P.

By:	MeriStar Hospitality Corporation, its general partner

By:
Name:
Title:

[SIGNATURE PAGE OF SENIOR SECURED CREDIT AGREEMENT]

SOCIÉTÉ GÉNÉRALE, individually and as the Administrative Agent and the Issuing Bank

By:
Name:
Title: